Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

by and among

CURRAX HOLDINGS LLC,

as the Buyer,

PERNIX THERAPEUTICS HOLDINGS, INC.,

PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY,

And the other Sellers set forth on Annex A,

as the Sellers

Dated as of April 15, 2019

TABLE OF CONTENTS

Annex A	Sellers

Exhibit 1	[RESERVED]
Exhibit 2	[RESERVED]
Exhibit 3	Form of Sale Order
Exhibit 4	Form of Sale Procedures Order
Exhibit 5	Form of Bill of Sale
Exhibit 6	Form of IP Assignment Agreement
Exhibit 7	Form of IP License Agreement

v

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of April 15, 2019 (this “Agreement“), is made by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Seller Parent“), Pernix Ireland Pain Designated Activity Company, a designated activity company incorporated under the laws of Ireland (formerly known as Pernix Ireland Pain Limited), each of the Sellers set forth on Annex A (Seller Parent together with the foregoing entities, each a “Seller“ and collectively, the “Sellers“) and Currax Holdings LLC (f/k/a Phoenix Top Holdings LLC), a Delaware limited liability company (the “Buyer“), and amends and restates the Asset Purchase Agreement, dated as of February 18, 2019, by and among the Sellers and the Buyer.

RECITALS

A.                The Sellers are engaged in the business of, directly or indirectly developing, making or having made, promoting or having promoted, using, licensing, selling or having sold, or otherwise commercializing the Products (such business, as conducted by the Sellers, the “Business“).

B.                 Seller Parent and each of the other Sellers filed voluntary petitions (the “Petitions”) for relief commencing a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court“) on February 18, 2019.

C.                 The Sellers believe, following consultation with their legal and financial advisor and consideration of available alternatives, that, in light of the current circumstances, a sale of substantially all of the Sellers’ assets as provided herein is necessary to preserve and maximize value, and is in the best interest of the Sellers and their respective estates.

D.                The Sellers desire to sell to the Buyer all of the Transferred Assets and transfer to the Buyer the Assumed Liabilities and the Buyer desires to purchase from the Sellers the Transferred Assets and assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth.

E.                 The Parties entered into the Asset Purchase Agreement, dated as of February 18, 2019 (the “Original Agreement”), providing for the purchase and assumption by the Buyer and the sale and transfer by the Sellers, on the terms and condition set forth in the Original Agreement, of the Transferred Assets and Assumed Liabilities.

F.                  The Parties desire to amend certain terms and provisions of the Original Agreement and, in connection therewith, have determined to enter into this Agreement to amend and restate the Original Agreement in its entirety.

G.                The execution and delivery of this Agreement and the Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, as further set forth herein. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order and in accordance with the Milestones.

H.                Concurrently with the execution and delivery hereof, and as a substantial inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has delivered to Seller Parent the duly executed Commitment Letters, under which Sellers are express third party beneficiaries.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1            Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles“ means the accounting policies, principles, practices and methodologies used in the preparation of the Seller Financial Statements, which are disclosed in the Company’s 2017 Form 10K.

“Action“ means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, other than an Avoidance Action.

“Affiliate“ means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, Nalpropion shall be deemed not to be an Affiliate of any Party for purposes of this Agreement.

“Alternative Transaction“ means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of a material portion of (i) the Transferred Assets within any Asset Class or (ii) the Transferred Assets relating to a given Product (in each case other than the Treximet Assets and any Inventory sold or disposed of in the Ordinary Course of Business and, for the avoidance of doubt, any asset designated as an Excluded Asset pursuant to Section 2.1(b)), in a transaction or series of transactions with one or more Persons other than Buyer or any of its Affiliates.

“Ancillary Agreements“ means, collectively, this Agreement, including the Bill(s) of Sale, the IP Assignment Agreement(s), the IP License Agreement (but only if the Treximet Assets are Excluded Assets or any other assets are designated as Excluded Assets pursuant to

Section 2.1(b)) and the other instruments and agreements required to be executed and delivered by any of the Parties in connection with the transactions contemplated hereby.

“Antitrust Law“ means the HSR Act and any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Applicable Net Product Working Capital Forecast Amount“ means the projected Net Product Working Capital for the week in which the Closing occurs, as set forth on Section 1.2(a) of the Disclosure Letter.

“Approved Budget“ shall have the meaning set forth in the Interim DIP Order as it may be modified by the Final DIP Order.

“Asset Class“ means each of (i) the Zohydro Assets, (ii) collectively, the Nalpropion Assets and the Services Agreement, (iii) the Treximet Assets and (iv) collectively, the Silenor Assets and the Generics Assets, in each case as defined herein or, if not defined herein, as defined in the Sale Procedures.

“Assumed Plan“ means each Employee Plan, or portion thereof, expressly assumed by Buyer pursuant to the terms of this Agreement.

“Auction“ shall have the meaning set forth in the Sale Procedures.

“Avoidance Actions“ means any and all claims for relief of the Sellers under chapter 5 of the Bankruptcy Code, or state fraudulent conveyance, fraudulent transfer, or similar laws.

“Bankruptcy Case“ means the bankruptcy cases commenced by the Sellers under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Bankruptcy Code“ means Title 11 of the United States Code, Sections 101 et seq., as in effect or as may be amended from time to time.

“Books and Records“ means all current and historical books and records in the possession or control of Sellers relating to the Business, in whatever form kept (including electronic form) including the financial, corporate, operations and sale books, records, files, research, documents, clinical studies, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans, projections and manuals, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise relating to the Business.

“Business Day“ means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York, Wilmington, Delaware or Dublin, Ireland.

“Business Employee“ means each individual who, as of the applicable date, is employed by the Sellers in connection with the Business.

“Buyer Material Adverse Effect“ means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements or the timely consummation of the transactions contemplated hereby or thereby.

“Buyer Taxes“ means any and all Taxes for which Buyer is responsible pursuant to Section 6.1 or Section 6.4.

“Claim“ has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“COBRA“ means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rules or regulations promulgated thereunder.

“Code“ means the Internal Revenue Code of 1986, as amended.

“Collateral“ has the meaning given to it in the DIP Credit Agreement.

“Company Group“ means Seller Parent and its Subsidiaries.

“Competing Bid“ shall mean any bid contemplating an Alternative Transaction.

“Contract“ means any contract, agreement, Lease, insurance policy, capitalized lease, license, sublicense, sales order, purchase order, instrument, or other commitment, that is binding under applicable Law.

“control,” including the terms “controlled by“ and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Cure Claims“ means amounts that must be paid and obligations that otherwise must be satisfied, pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and assignment of the Transferred Contracts to be assumed and assigned to the Buyer, as determined (other than in the case of any Transferred Contracts that may be assumed and assigned pursuant to Section 5.6) pursuant to the process set forth in the Sale Procedures Order.

“Designated Contract Make-Whole Amount“ means, with respect to each Designated Contract, an amount in cash equal to a good-faith estimate (as determined by Seller Parent in its reasonable discretion) of the Liabilities as of the Closing under such Contract of the type included in the calculation of Net Product Working Capital that are calculated in accordance with the Accounting Principles and the Reference Balance Sheet and will have administrative priority in the cases, and that, had such Contract been rejected by Sellers effective as of the Petition Date, would have either (a) not had administrative priority status or (b) not have arisen at all, in each case assuming the Sellers would use commercially reasonable efforts to mitigate such Liabilities from and after the Closing (but, for the avoidance of doubt, including all Liabilities that would arise out of, result from, or otherwise relate to, such mitigation efforts).

“Designated Contracts“ means the Contracts described on Section 1.1(a).

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of February 18, 2019, by and among the Seller Parent, as the borrower, and the DIP Secured Parties party thereto from time to time, as amended by Amendment No. 1 to DIP Credit Agreement, dated on or about April 14, 2019.

“DIP Lenders” means the DIP Lenders (as defined in the Interim DIP Order, and as such definition may be modified by the Final DIP Order).

“DIP Loan Document“ means the “Loan Documents” as defined in the DIP Credit Agreement.

“DIP Loan Parties“ means the “Loan Parties” as is defined in the DIP Credit Agreement.

“DIP Obligations“ has the meaning given to it in the Interim DIP Order as it may be modified by the Final DIP Order.

“DIP Secured Parties“ means, collectively, the DIP Lenders and the DIP Agent (as defined in the Interim DIP Order, and as such definitions may be modified by the Final DIP Order).

“DIP Superpriority Claims“ has the meaning given to it in the Interim DIP Order as it may be modified by the Final DIP Order.

“Employee Plans“ means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (b) all other compensation or employee benefit plans, contracts, policies, programs, practices and arrangements, whether written or unwritten, formal or informal, including all pension, retirement, supplemental retirement, profit-sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, employment, severance pay, change in control, retention, vacation, sick leave, paid time off, welfare, disability, death, fringe and medical, retiree medical, surgical, hospitalization, accident death and dismemberment, life insurance, dental, collective bargaining or other similar plans, contracts, policies, programs, practices or arrangements (whether written or unwritten), in each case, adopted, sponsored, entered into, maintained, contributed to, or required to be contributed to by any Seller for the benefit of any Business Employee.

“Encumbrance“ means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), claim, security interest, or other security arrangement or restriction of any kind and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, an option granted to sell or acquire an asset, the interest of a lessor under a capitalized lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Environmental Claim“ means any action, cause of action, claim, suit, proceeding, investigation, order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Law“ means any Law relating to pollution, the protection of, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of worker health and safety (solely as relating to exposure to Hazardous Materials).

“Environmental Permit“ means any Permit required under or issued pursuant to any Environmental Law.

“ERISA“ means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate“ means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); (c) an affiliated service group (as defined under Section 414(m) of the Code); or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

“Excess Cash Amount“ means an amount (determined in accordance with Section 2.8) in cash equal to the sum of (i) 80% of all cash proceeds (other than any Treximet Consideration) generated (or to be generated under committed cash bids) by the sale of any Collateral (other than the Treximet Assets purchased with the Treximet Consideration) and (ii) the amount by which (a) (x) all other cash (including any uncleared checks, wire transfers and drafts deposited for the account of any Seller but excluding any issued but uncleared checks, wire transfers and drafts written or issued by any Seller) held by the Sellers or their estates as of the Closing Date (calculated immediately after giving effect to the payment of any accrued professional and administrative fees or other estate expenses to the extent being paid in cash on the Closing Date) minus (y) without duplication (A) the amount of any unpaid claims owed to Nalpropion as of such date and (B) the amount of all Cure Claims paid or required to be paid by the Sellers (in each case of the foregoing clauses (A) and (B), solely to the extent that the payment of such claims is not provided for in the Approved Budget), exceeds (b) the Post Closing Expense Reserve Amount, in each case of the foregoing clauses (i) and (ii), excluding all Pernix Ireland DAC Cash.

“Excluded Designated Contract” means each Designated Contract that Buyer has not designated (or has designated and subsequently removed) as a Transferred Contract pursuant to Section 2.6(d) (it being understood and agreed, for the avoidance of doubt, that any Designated Contract that is not a Transferred Contract as of the Closing shall be an Excluded Designated Contract).

“FDA“ means the United States Food and Drug Administration, and any successor thereto.

“FFDCA“ means the Federal Food, Drug and Cosmetic Act, 21 USC Section 301, et seq.

“Final DIP Order“ means an order, in form and substance reasonably acceptable to the Buyer, entered by the Bankruptcy Court authorizing the Sellers to, among other things, enter into the DIP Credit Agreement and to incur the DIP Obligations on a final basis.

“Final Order“ means an order of the Bankruptcy Court or any other court of competent jurisdiction (a) as to which the time to appeal shall have expired and as to which no appeal shall then be pending or (b) if a timely appeal shall have been filed or sought, either (i) no stay of the Order shall be in effect, (ii) no motion or application for a stay of the Order shall be filed and pending or such motion or application shall have been denied, or (iii) if such a stay shall have been granted, then (A) the stay shall have been dissolved or (B) a final order of the district court or circuit court having jurisdiction to hear such appeal shall have affirmed the Order and the time allowed to appeal from such affirmance or to seek review or rehearing (other than a motion pursuant to Rule 60(b) of the Federal Rules of Civil Procedure) thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court or circuit court Order or timely motion to seek review or rehearing of such Order shall have been made, any appellate court having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) order upholding the Order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible.

“Fraud“ means actual and intentional fraud by a Party with respect to any representation or warranty made by such Party expressly contained in this Agreement or any Ancillary Agreement.

“GAAP“ means United States generally accepted accounting principles as in effect on the date hereof.

“GDPR“ means the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC, as well as any national laws supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and any regulations or regulatory requirements, guidance and codes of practice applicable to the processing of Personal Data (as defined under the GDPR).

“Goodwill“ means all goodwill associated with the Business.

“Governmental Authority“ means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court or commission or any other judicial or arbitral body, including, without limitation the Bankruptcy Court.

“Hazardous Materials“ means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous,

toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.

“Health Care Laws“ means, as applicable: (a) the FFDCA, the Veterans Health Care Act of 1992, the Public Health Service Act, the Prescription Drug Marketing Act of 1987, any FDA regulations promulgated thereunder, or any similar Law of any other applicable Governmental Authority; (b) the Controlled Substances Act, (c) the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Authority; (d) the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder (“HIPAA“) and any Law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (e) the Medicare statute (Title XVIII of the Social Security Act), as applicable; (f) the Medicaid statute (Title XIX of the Social Security Act), as applicable; (g) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (f) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h); (h) all Laws related to the conduct of human subjects research, clinical trials, and pre-clinical trials, including without limitation The United States Federal Common Rule (45 CFR Part 46), the Food & Drug Administration Common Rule (21 CFR Parts 50 and 56), International Conference on Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH), Good Clinical Practices (GCP), World Health Organization (WHO) clinical research standards, United Nations Educational, Scientific and Cultural Organization (UNESCO) Universal Declaration on Bioethics and Human Research; or (i) any and all other applicable comparable Laws of other Governmental Authorities.

“HSR Act“ means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND“ means an Investigational New Drug Application as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA.

“Indebtedness“ means without duplication, all outstanding obligations of a Person (including any obligations to pay principal, interest, breakage costs, penalties, fees, premiums, make-whole amounts, guarantees, reimbursements, damages, costs of unwinding and other liabilities) with respect to (a) indebtedness for borrowed money or loans or advances whether current or funded, fixed or contingent, secured or unsecured (excluding trade payables and other accounts payable, in each case in the Ordinary Course of Business); (b) indebtedness evidenced by notes, bonds, debentures, mortgages or similar instruments; (c) lease obligations required under GAAP to be accounted for on the balance sheet of such Person as capital leases; (d) any letter of credit, bank guarantee, banker’s acceptance or similar credit transaction; (e) deferred purchase price of property (tangible or intangible), goods or services (excluding trade payables and other accounts payable, in each case in the Ordinary Course of Business), including any earn-outs or purchase price adjustments relating to acquisitions (other than trade payables or accruals in the Ordinary Course of Business); (f) swap, currency, hedging, derivative or cap agreement or similar agreement; or (g) direct or indirect guarantees of obligations or any other form of credit support of obligations (including the grant of an Encumbrance on any asset of such Person to secure obligations) of the types described in clauses (a) through (f) above of any other Person.

“Information Privacy and Security Laws“ means all applicable Laws concerning the privacy, data protection and/or security of Personal Data (including any Laws of jurisdictions where the applicable Personal Data was collected), including, where applicable (as amended and/or replaced from time to time), HIPAA, and all regulations promulgated thereunder, state data privacy and breach notification laws, state social security number protection laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) (as amended by Directive 2009/136), the GDPR, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, state consumer protection laws and the Payment Card Industry Data Security Standard.

“Infringe“ means infringe, misappropriate or otherwise violate.

“Intellectual Property“ means all intellectual property and intellectual property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign: (a) trade names, trademarks and service marks, business names, corporate names, domain names, trade dress, logos, slogans, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks“); (b) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents“); (c) copyrights and copyrightable subject matter (whether registered or unregistered) (“Copyrights“); (d) rights in computer programs (whether in source code, object code, or other form) and software systems, algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software“); (e) rights in confidential or proprietary information, trade secrets and know-how, and all other inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets“); (f) rights of publicity, privacy rights, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; (h) all applications and registrations for any of the foregoing; and (i) all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“Interests“ means all Claims, Encumbrances, and other interests (as such term is used in Section 363(f) of the Bankruptcy Code).

“Interim DIP Order“ means an order, in form and substance reasonably acceptable to the Buyer, entered by the Bankruptcy Court authorizing the Sellers to, among other things, enter into the DIP Credit Agreement and to incur the DIP Obligations on an interim basis.

“Inventory“ means all raw materials, works in progress, finished goods, supplies, packaging materials and other inventories owned by the Sellers.

“IRS“ means the Internal Revenue Service of the United States.

“Knowledge“ with respect to the Sellers means the actual (but not constructive or imputed) knowledge of the persons listed in Section 1.1(b) of the Disclosure Letter as of the date of the Original Agreement after due inquiry (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law“ means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Lease“ means a lease, sublease, license, or other use or occupancy agreement with respect to the real property to which a Seller is a party as lessee, sublessee, tenant, subtenant or in a similar capacity including the Morristown Lease.

“Leased Real Property“ means the leasehold interests held by Sellers under the Leases (other than any Leases designated as an Excluded Asset pursuant to Section 2.6).

“Liability“ means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lockbox Accounts“ means (i) that certain bank account held by Pernix Therapeutics, LLC with Wells Fargo with account number ending in 2816 and (ii) that certain bank account held by Cypress Pharmaceuticals, Inc. with Wells Fargo with account number ending in 5673.

“Lockbox Cash Amount” means an amount in cash equal to the balances (as of 12:01 a.m. New York time on the Closing Date) of the Lockbox Accounts that are Transferred Assets at the Closing (including any uncleared checks, wire transfers and drafts deposited in such Lockbox Accounts but excluding any issued but uncleared checks, wire transfers and drafts written or issued out of such Lockbox Accounts).

“Material Adverse Effect“ means any event, change, condition, occurrence or effect that has individually or in the aggregate (a) resulted in, or would be reasonably likely to result in, a material adverse effect on the business, properties, financial condition or results of operations of the Business, taken as a whole, or (b) prevented, materially delayed or materially impeded the performance by the Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, any of the following (none of which, to the applicable extent, will constitute or be considered in determining whether there has been, a Material Adverse Effect): (i) general changes or developments in the industries in which the Business operates, (ii) changes in general economic, financial market or geopolitical conditions or political conditions, (iii) natural or manmade disasters, calamities, major hostilities, outbreak or escalation of war or any act of terrorism or sabotage, (iv) changes in any applicable Laws or GAAP or in the administrative or judicial enforcement or interpretation thereof, (v) the announcement or other publicity, pendency or consummation of the transactions contemplated by this Agreement (it being understood that the exception in this clause (vi) shall not apply with respect to the representations and warranties in Section 3.3(a) intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), (vii) the filing or continuation of the Bankruptcy Case and any Orders of, or action or omission approved by, the Bankruptcy Court (or any other Governmental Authority of competent jurisdiction in connection with any such Action), (viii) any action taken or not taken by the Sellers which act or omission is required by this Agreement or requested by or consented to in writing by the Buyer, (ix) a decline in the trading price or trading volume of any securities issued by the Seller Parent or any change in the ratings or ratings outlook for the Seller Parent (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), or (x) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Seller Parent (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided, however, that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent any such event, change, condition, occurrence or effect has a material and disproportionate adverse impact on the Business, taken as a whole, relative to the other participants in the industries and markets in which the Business operates. For purposes of this definition and Article III, the term “Business“ shall refer to the Business as of the date of the Original Agreement.

“Milestones“ means those milestones set forth in clauses (a), (b), (c), (d) and (e) in Section 5.8; provided, that any such Milestone may be extended upon mutual agreement between the Buyer and the Sellers or automatically to the extent necessary to accommodate the Bankruptcy Court’s availability; provided, however, notwithstanding anything to the contrary herein, the Outside Date shall not be extended without the mutual agreement of the Parties; ; provided, further, that any Milestone that would otherwise fall on a day that is not a Business Day will fall on the next day that is a Business Day.

“Morristown Facility“ means the office space that is the subject of the Morristown Lease.

“Morristown Lease“ means that certain Agreement of Lease, dated as of April 8, 2014, between 10 North Park Place, LLC, as landlord, and Pernix Therapeutics Holdings, Inc., as tenant, as amended by that certain Amendment to Lease, dated as of January 21, 2015.

“Nalpropion“ means Nalpropion Pharmaceuticals, Inc. a Delaware corporation.

“Nalpropion Loan Documents“ means the “Loan Documents”, as defined in that certain Credit Agreement, dated as of July 27, 2018, among Nalpropion, as borrower, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as agent, as any of the foregoing may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time.

“Nalpropion Loan Indebtedness“ means all Indebtedness of Nalpropion arising under the Nalpropion Loan Documents.

“Nalpropion Shares“ means all equity interests owned by the Sellers in Nalpropion.

“NDAs“ means a new drug application or supplemental new drug application and any amendments thereto submitted to the FDA.

“Net Product Working Capital“ means, as of the Closing, (a) the specific items that are included as “Current Product Assets” in the Net Product Working Capital calculation set forth in the Reference Statement, minus, (b) the sum of (i) the specific items that are included as “Current Product Liabilities” in the Net Product Working Capital calculation set forth in the Reference Statement and (ii) without duplication of any amount included in the calculation of prong (i), all Cure Costs required to be paid by Buyer under this Agreement in respect of any Designated Contract (other than any Royalty Contract), in each case as calculated in accordance with the Accounting Principles and the Reference Statement and as determined in accordance with Section 2.8.

“Order“ means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business“ means the operation of the Business in the ordinary course consistent with past practice, as such practice is, or may have been, reasonably modified as a result of the Bankruptcy Case, subject to (a) the filing of the Bankruptcy Case, (b) any Orders of the Bankruptcy Court, and (c) the conduct of the Auction in accordance with the bidding procedures set forth in the Sale Procedures Order.

“Organizational Documents“ means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating, stockholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person; and (ii) all by-laws of such Person and voting agreements to which such Person is a party relating to the organization or governance of such Person.

“Party“ or “Parties“ means, individually or collectively, the Buyer and the Sellers.

“Permitted Encumbrance“ means (a) statutory liens for unpaid Taxes that are (x) not yet delinquent or (y) which are being contested in good faith and for which adequate reserves have been established in the Seller Financial Statements in accordance with GAAP, (b) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business, (c) liens on amounts deposited to secure any Seller’s obligations in connection with worker’s compensation or other unemployment insurance (but excluding Encumbrances arising under ERISA) pertaining to any Seller’s employees in the Ordinary Course of Business and not in connection with the borrowing of money relating to obligations as to which there is no default on the part of the Seller for a period with respect to amounts not yet overdue or which are being contested in good faith and for which adequate reserves have been established in the Seller Financial Statements in accordance with GAAP, (d) liens on amounts deposited to secure any Seller’s obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of

Business and not in connection with the borrowing of money or the deferred purchase price of property or services, (e) as to any Lease, any Encumbrance in the Ordinary Course of Business affecting solely the interest of the landlord or lessor thereunder and not the interest of the tenant or lessee thereunder, which do not materially impair the value or use of such Lease, (f) with respect to any Real Property that is a Transferred Asset, easements, rights of way, zoning restrictions and minor title defects or irregularities that do not, individually or in the aggregate, materially affect the value of such property based upon its current use or materially impair the current use or operation thereof, and (g) in the case of the Nalpropion Shares, restrictions on transfer arising under applicable federal and state securities Laws.

“Pernix Ireland DAC“ means Pernix Ireland Pain Designated Activity Company, a Party hereto.

“Pernix Ireland DAC Cash“ means, as of the Closing, all cash and cash equivalents of Pernix Ireland DAC including any uncleared checks, wire transfers and drafts deposited for the account of Pernix Ireland DAC but excluding any issued but uncleared checks, wire transfers and drafts written or issued by Pernix Ireland DAC, as determined in accordance with Section 2.8.

“Pernix Marks“ means all Trademarks owned by Sellers that contain “Pernix”, including the Trademarks set forth on Section 1.1(c) of the Disclosure Letter.

“Person“ means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data“ means, as applicable, (a) any and all information about or related to an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, including without limitation Protected Health Information as defined under HIPAA and “personal data” as defined under GDPR, (b) any and all information about or related to an individual that any Laws or Information Privacy and Security Laws would require any Person to be notified if such information is lost, misused, wrongly accessed, wrongly disclosed, wrongly acquired or compromised, (d) any and all other information about or related to an individual, the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale, licensing, rental, transfer or other processing of which is regulated by any applicable Laws or Information Privacy and Security Law, including, without limitation, personal healthcare information. Personal Data includes (t) information in any form, including paper, electronic and other forms, (u) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint), (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to a Seller, and including information relating to services provided by or to third parties). This definition of Personal Data also applies to information defined or described by the Sellers as “personal information,” “personally identifiable information,” “PII” or any similar term in any of their documents, privacy policies or other public-facing statements.

“Petition Date“ means the date on which the Sellers commence the Bankruptcy Case.

“Positive Product Working Capital“ means, if Net Product Working Capital is an amount greater than zero, an amount equal to the Net Product Working Capital.

“Positive Product Working Capital Credit Bid Consideration“ means the discharge of the DIP Obligations at Closing (excluding DIP Obligations discharged as the Specified DIP Credit Bid Consideration) pursuant to Section 363(k) of the Bankruptcy Code up to an aggregate amount equal to the Positive Product Working Capital.

“Post-Closing First DIP Credit Bid Adjustment” means an amount equal to the greater of (a) the Post-Closing Professional and Administrative Fees Reserve Amount minus the Post-Closing Professional and Administrative Fees Actual Accrued Amount and (b) $0 (zero dollars).

“Post-Closing Second DIP Credit Bid Adjustment” means an amount equal to the sum of the following amounts: (i) the greater of (a) the Post-Closing Wind-Down Expense Reserve Amount minus the Post-Closing Wind-Down Expense Amount and (b) $0 (zero dollars), plus (ii) the greater of (a) the Post-Closing Professional and Administrative Fees Actual Accrued Amount minus the Post-Closing Professional and Administrative Fees Expense Amount and (b) $0 (zero dollars).

“Post-Closing DIP Credit Bid Adjustment” means the sum of the Post-Closing First DIP Credit Bid Adjustment and the Post-Closing Second DIP Credit Bid Adjustment.

“Post-Closing Expense Reserve Amount” means an amount in cash equal to (i) the Post-Closing Professional and Administrative Fees Reserve Amount and (ii) the Post-Closing Wind-Down Expense Reserve Amount.

“Post-Closing Professional and Administrative Fees Actual Accrued Amount” means the aggregate amount of all accrued and unpaid professional and administrative fees actually owed by any of the Sellers as of the Closing Date (excluding, for the avoidance of doubt, any accrued professional and administrative fees paid in cash on the Closing Date), to the extent such fees are payable in cash by any of the Sellers in accordance with the Wind-Down Budget during the period commencing immediately after the Closing through and including the Wind-Down Date.

“Post-Closing Professional and Administrative Fees Expense Amount” means the aggregate amount actually paid in cash by any of the Sellers in accordance with the Wind-Down Budget during the period commencing immediately after the Closing through and including the Wind-Down Date to satisfy the Post-Closing Professional and Administrative Fees Actual Accrued Amount.

“Post-Closing Professional and Administrative Fees Reserve Amount” means an amount equal to a good faith estimate of all accrued and unpaid professional and administrative fees owing by any of the Sellers as of the Closing Date (excluding, for the avoidance of doubt, any accrued professional and administrative fees paid in cash on the Closing Date) and as identified in the Wind-Down Budget, which amount shall not exceed $6,491,000 in the aggregate.

“Post-Closing Wind-Down Expense Amount” means the aggregate estate expenses paid in cash by any of the Sellers in accordance with the Wind-Down Budget during the period commencing immediately after the Closing through and including the Wind-Down Date (whether arising prior to, on or after the Closing Date) to wind-down the Sellers’ estate.

“Post-Closing Wind-up Expense Reserve Amount” means $2 million (two million dollars).

“Prepetition DDTL Agreement“ means that certain Credit Agreement, dated as of July 21, 2017, among Pernix Ireland DAC, as borrower, the lenders party thereto from time to time and Cantor Fitzgerald Securities, as agent.

“Prepetition DDTL Loan Documents“ means the “Loan Documents”, as defined in the Prepetition DDTL Agreement.

“Prepetition DDTL Obligations“ means the “Obligations”, as defined in the Prepetition DDTL Agreement.

“Product Approvals“ means the Regulatory Approvals for each Product, together with all supporting documents, submissions, correspondence, reports and clinical studies relating to such Regulatory Approvals (including, without limitation, documentation of pharmacovigilance, good clinical practice, good laboratory practice and good manufacturing practice).

“Product Intellectual Property“ means all Intellectual Property owned, licensed, used or held for use by or on behalf of a Seller with respect to the Products, including all Intellectual Property listed on Section 1.1(d) of the Disclosure Letter, but excluding (a) the Pernix Marks and (b) any Intellectual Property that is an Excluded Asset.

“Product Marketing Materials“ means to the extent related to the Business, all advertising, promotional, selling and marketing materials in written or electronic form existing as of the Closing and owned or controlled by a Seller.

“Product Regulatory Materials“ means (a) all adverse event reports and other data, information and materials relating to adverse experiences with respect to each Product; (b) all written notices, filings, communications or other correspondence between any Seller, on the one hand, and any Governmental Authority, on the other hand, relating to each Product, including any safety reports or updates, complaint files and product quality reviews, and clinical or pre-clinical data derived from clinical studies conducted or sponsored by a Seller, which data relates to each Product; and (c) all other information regarding activities pertaining to each Product’s compliance with any law or regulation of any jurisdiction, including audit reports, corrective and preventive action documentation and reports, and relevant data and correspondence, maintained by or otherwise in the possession of any Seller as of the Closing Date.

“Product Working Capital Assets“ means the assets identified as the Product Working Capital Assets in the Reference Statement.

“Product Working Capital Liabilities“ means (i) the liabilities identified as the Product Working Capital Liabilities in the Reference Statement and (ii) without duplication of any amount included in the calculation of prong (i), all Cure Costs required to be paid by Buyer under this Agreement in respect of any Designated Contract (other than any Royalty Contract).

“Products“ means those products listed in Section 1.1(e) of the Disclosure Letter. Notwithstanding the foregoing, (i) if the Treximet Assets are Excluded Assets pursuant to Section 2.2(o), then “Products” shall exclude the Treximet Products and (ii) if any other products listed in Section 1.1(e) of the Disclosure Letter (or a material portion of the assets (including the Product Approvals) related to any such product) are designated as Excluded Assets pursuant to Section 2.1(b), then “Products” shall exclude such product(s).

“Qualified Bidder“ shall have the meaning set forth in the Sale Procedures.

“Qualified Leave Recipient“ means any Business Employee who is employed by Sellers in the Business and who is not actively at work on the Closing Date as a result of a short-term or long-term approved leave of absence, including (a) those on military leave and family and medical leave and (b) those on short-term or long-term disability under the Sellers’ short-term or long-term disability program.

“Real Property“ shall mean the Leased Real Property.

“Reference Statement“ means the Reference Statement set forth on Section 1.2(b) of the Disclosure Letter.

“Regulatory Approvals“ means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary for the research, development, testing, manufacture, marketing, distribution, sale, import or export of a Product, including NDAs and INDs.

“Release“ means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives“ means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Royalty Contracts” means each Designated Contract labeled “Royalty” on Schedule 1.1(a).

“Sale Hearing“ means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order“ means the form of order attached hereto as Exhibit 3, or once entered, the Order of the Bankruptcy Court, which Order shall be substantially in the form attached hereto as Exhibit 3, with such changes as may be required by the Bankruptcy Court that are in form and substance reasonably acceptable to the Buyer.

“Sale Procedures“ means the bidding procedures set forth in the Sale Procedures Order, to be entered by the Bankruptcy Court.

“Sale Procedures Order“ means the form of order attached hereto as Exhibit 4, or once entered, the Order of the Bankruptcy Court, which Order shall be substantially in the form attached hereto as Exhibit 4, with such changes as may be required by the Bankruptcy Court that are in form and substance reasonably acceptable to the Buyer.

“Seller Taxes“ means any and all Taxes for which Sellers are responsible pursuant to Section 6.1 or Section 6.4.

“Sensitive Data“ means all (a) Personal Data, (b) trade secrets and other confidential information regarding the products, services, technology, operations and clients of any Seller and (c) information required by any applicable Law, Contract, industry standard or other requirement to be encrypted, masked or otherwise protected from disclosure, in each case of (a), (b) and (c) that is collected, used, processed, transmitted, stored or protected by any Seller.

“Services Agreement“ means that certain Services Agreement, dated as of July 27, 2018, between Nalpropion and Pernix Therapeutics, LLC (as amended from time to time).

“Shared Designated Contracts“ means those Designated Contracts that relate to both the Treximet Business and the Business (excluding the Treximet Business).

“Specified DIP Credit Bid Consideration“ means the discharge of the DIP Obligations at Closing pursuant to Section 363(k) of the Bankruptcy Code in an aggregate amount equal to the greater of (a) $15,000,000 (fifteen million dollars) and (b) the difference of (x) the total outstanding DIP Obligations as of the Closing Date minus (y) (1) the Excess Cash Amount plus (2) the Post-Closing DIP Credit Bid Adjustment.

“Specified Interests“ means: (a) solely with respect to the period prior to Closing, Permitted Encumbrances, Assumed Liabilities, Excluded Liabilities, Encumbrances set forth in Section 1.1(f) of the Disclosure Letter, Encumbrances disclosed on the Seller Financial Statements or notes thereto or securing Liabilities reflected in the Seller Financial Statements or notes thereto, Encumbrances incurred in the Ordinary Course of Business since the date of the Balance Sheet, non-exclusive licenses of Intellectual Property relating to the development, manufacture, distribution, sale or other commercialization of Products granted in the Ordinary Course of Business, and Encumbrances which would not reasonably be expected to be material to (A) the Business (taken as a whole) or (B) any Asset Class (taken as a whole) and (b) from and after the Closing, after giving effect to the Sale Order, Permitted Encumbrances and Assumed Liabilities.

“Specified Prepetition Credit Bid Consideration“ means the discharge of all of the Prepetition DDTL Obligations outstanding as of the Closing Date pursuant to Section 363(k) of the Bankruptcy Code.

“Subsidiary“ means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Successful Bidder“ shall have the meaning set forth in the Sale Procedures.

“Tax Return“ means any return, declaration, report, statement, information statement and other document, including any section or attachment thereto or amendment thereof, filed or required to be filed with any Governmental Authority with respect to Taxes.

“Taxes“ means (a) any and all U.S. federal, state and local, non-U.S., and other taxes, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, or other taxes or charges, fees, duties, levies, tariffs, imposts, tolls, customs or other assessments, in each case, in the nature of a tax, imposed by any Governmental Authority, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, (b) any and all liability for the payment of any items described in clause (a) arising from as a result of being (or ceasing to be) a member of a fiscal unity, affiliated, consolidated, combined, unitary, or other similar group (or being included) in any Tax Return related to such group, (c) any and all liability for the payment of any amounts as a result of any successor or transferee liability, in respect of any items described in clause (a) or (b) above, and (d) any and all liability for the payment of any items described in clause (a) or (b) above as a result of, or with respect to, any express obligation to indemnify any other Person pursuant to any tax sharing, tax indemnity or tax allocation agreement or similar agreement or arrangement with respect to taxes (other than a commercial leasing or financing agreement or agreements entered into in the ordinary course of business that are not primarily related to Taxes).

“Term Sheet“ means that certain Amended and Restated Final and Binding Term Sheet, delivered to Seller Parent by certain funds managed by Highbridge Capital Management, LLC on February 6, 2019.

“Transferred Contracts“ means all Contracts of each Seller that are determined to be “Transferred Contracts” pursuant to Section 2.6.

“Transition Services Agreement“ means the Transitional Distribution Services Agreement between Nalpropion and Pernix Therapeutics, LLC dated as of January 6, 2019.

“Treximet Assets“ means the Treximet Intellectual Property, all Inventory used or held for use in the Treximet Business, all Contracts exclusively related to the Treximet Business and the assets identified as the Product Working Capital Assets in the Reference Statement, to the extent related to the Treximet Business; provided that no Shared Designated Contract shall be a Treximet Asset.

“Treximet Bid“ means any bid contemplating a Treximet Sale.

“Treximet Business“ means the business of, directly or indirectly, developing, making or having made, promoting or having promoted, using, licensing, selling or having sold, or otherwise commercializing, the Treximet Products.

“Treximet Consideration” means $5,000,000 (five million dollars).

“Treximet Indenture“ means that certain Indenture, dated as of August 19, 2014, by and among Seller Parent, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

“Treximet Intellectual Property“ means all Intellectual Property owned or controlled by the Sellers and primarily related to the Treximet Business, including the Intellectual Property set forth on Section 1.1(h) of the Disclosure Letter.

“Treximet Letter of Credit“ means a standby letter of credit from a nationally recognized financial institution reasonably acceptable to Buyer in an amount equal to (i) the aggregate Treximet-Related Shared Contract Liabilities (as estimated as of the Closing in good faith by Seller Parent and reasonably agreed to in good faith by Buyer and the Qualified Bidder in the Treximet Sale), multiplied by (ii) 110%, which letter of credit shall be (A) unconditional and otherwise reasonably satisfactory to Buyer, (B) maintained (and immediately upon any expiration or termination thereof replaced) by the Qualified Bidder in the Treximet Sale for the sole benefit of Buyer, and (C) on the six month anniversary of the Closing Date and periodically thereafter, decreased to an amount reflecting the aggregate Treximet Related Shared Contract Liabilities (as estimated at such time by and agreed to in good faith by Buyer and the Qualified Bidder in the Treximet Sale) multiplied by 110%.

“Treximet Products“ means the medicinal or pharmaceutical products, product candidates or therapies that are or have been researched, developed, tested (including through clinical trials), commercialized, manufactured, stored, sold, licensed or distributed by or on behalf of the Sellers under the Trademark “Treximet”, including but not limited to those products listed in Section 1.1(e) of the Disclosure Letter.

“Treximet Sale“ means any sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of the Treximet Assets, in a transaction or series of transactions with a Qualified Bidder.

“Treximet Working Capital Liabilities“ means the liabilities identified as the Product Working Capital Liabilities in the Reference Statement, to the extent related to the Treximet Business; provided that no Treximet-Related Shared Contract Liabilities shall be Treximet Working Capital Liabilities.

Section 1.2            Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Accounting Principles	1.1
Action	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Transaction	1.1
Ancillary Agreements	1.1
Antitrust Law	1.1
Applicable Net Product Working Capital Forecast Amount	1.1
Apportioned Taxes	6.4
Approved Budget	1.1
Asset Class	1.1
Assumed Liabilities	2.3(a)
Assumed Plan	1.1
Auction	1.1
Avoidance Actions	1.1
Balance Sheet	3.5(e)
Bankruptcy Case	1.1
Bankruptcy Code	1.1
Bankruptcy Court	Recitals
Bill of Sale	2.9(b)(i)
Books and Records	1.1
Breaches	3.15(c)
Business	1.1, Recitals
Business Day	1.1
Business Employee	1.1
Business Permits	2.1(a)(xiv)
Buyer	Preamble
Buyer Material Adverse Effect	1.1
Buyer Plans	5.4(j)
Buyer Taxes	1.1
Cash Component	2.7(a)
Claim	1.1
Closing	2.9(a)
Closing Date	2.9(a)
COBRA	1.1
Code	1.1
Collateral	1.1
Commitment Letter	4.4
Commitment Parties	4.4
Commitment Party Related Person	9.13
Company Group	1.1
Company SEC Documents	3.5(a)
Competing Bid	1.1
Competing Bid Obligations	5.8(f)
Contract	1.1

control	1.1
controlled by	1.1
Copyrights	1.1
Credit Bid Consideration	2.9(c)(i)(A)
Cure Claims	1.1
Current Representation	9.25(a)
Davis Polk	9.25(a)
Designated Buyer	2.11(a)
Designated Contract Make-Whole Amount	1.1
Designated Contracts	1.1
Designated Person	9.25(a)
DIP Credit Agreement	1.1
DIP Loan Document	1.1
DIP Loan Parties	1.1
DIP Obligations	1.1
DIP Secured Parties	1.1
DIP Superpriority Claims	1.1
Disclosure Letter	III
Disputed Cure Claims	2.6(c)
Employee Census	3.10(a)
Employee Incentive Plan	5.4(g)
Employee Plans	1.1
Encumbrance	1.1
Environmental Claim	1.1
Environmental Law	1.1
Environmental Permit	1.1
ERISA	1.1
ERISA Affiliate	1.1
Excess Cash Amount	1.1
Exchange Act	3.5(a)
Excluded Assets	2.2
Excluded Insurance	2.1(a)(xv)
Excluded Liabilities	2.4
Executory Contract	2.6(a)
Executory Contract List	2.6(a)
Expense Reimbursement Amount	8.3(a)
FDA	1.1
FFDCA	1.1
Final DIP Order	1.1
Final Order	1.1
Financing	4.4
Fraud	1.1
GAAP	1.1
GDPR	1.1
Goodwill	1.1
Governmental Authority	1.1

Designated Contract	1.1
Hazardous Materials	1.1
Health Care Laws	1.1
HIPAA	1.1
HSR Act	1.1
IND	1.1
Indebtedness	1.1
Information Privacy and Security Laws	1.1
Infringe	1.1
Intellectual Property	1.1
Interests	1.1
Interim DIP Order	1.1
Inventory	1.1
IP Assignment Agreement	2.9(b)(ii)
IP License Agreement	2.9(b)(iii)
IRS	1.1
Knowledge	1.1
Law	1.1
Lease	1.1
Leased Real Property	1.1
Liability	1.1
Lockbox Accounts	1.1
Material Adverse Effect	1.1
Material Contract	3.17(a)
Material Contracts	3.17(a)
Milestones	1.1
Morristown Facility	1.1
Morristown Lease	1.1
Nalpropion	1.1
Nalpropion Loan Documents	1.1
Nalpropion Loan Indebtedness	1.1
Nalpropion Shares	1.1
Nasdaq	3.5(b)
NDAs	1.1
Net Product Working Capital	1.1
Order	1.1
Ordinary Course of Business	1.1
Organizational Documents	1.1
Original Agreement	Recitals
Outside Date	8.1(a)(iii)(C)
Parties	1.1
Party	1.1
Patents	1.1
Permits	3.7(b)
Permitted Encumbrance	1.1
Pernix Ireland DAC	1.1

Pernix Ireland DAC Cash	1.1
Pernix Marks	1.1
Person	1.1
Personal Data	1.1
Petition Date	1.1
Petitions	Recitals
Positive Product Working Capital	1.1
Positive Product Working Capital Credit Bid Consideration	1.1
Post-Closing Tax Period	6.4
Pre-Auction Designation Date	2.6(d)
Pre-Closing Statement	2.8
Pre-Closing Tax Period	6.4
Prepetition DDTL Agreement	1.1
Prepetition DDTL Loan Documents	1.1
Prepetition DDTL Obligations	1.1
Product Approvals	1.1
Product Intellectual Property	1.1
Product Marketing Materials	1.1
Product Regulatory Materials	1.1
Product Working Capital Assets	1.1
Product Working Capital Liabilities	1.1
Products	1.1
Purchase Price	2.7(a)
Purchase Price Allocation	2.10
Qualified Bidder	1.1
Qualified Leave Recipient	1.1
Real Property	1.1
Reference Statement	1.1
Regulatory Approvals	1.1
Release	1.1
Representatives	1.1
Sale Hearing	1.1
Sale Motion	5.8(a)
Sale Order	1.1
Sale Procedures	1.1
Sale Procedures Order	1.1
SEC	3.5(a)
Securities Act	3.5(a)
Seller	Preamble
Seller Financial Statements	3.5(c)
Seller Parent	Preamble
Seller Taxes	1.1
Seller Unaudited Financial Statements	3.5(c)
Seller-Paid Buyer Taxes	2.7(a)
Sellers	Preamble
Sellers Plans	5.4(j)

Sensitive Data	1.1
Services Agreement	1.1
Shared GTN Contracts	1.1
Software	1.1
Specified Cure Claims	1.1
Specified DIP Credit Bid Consideration	1.1
Specified Interests	1.1
Specified Prepetition Credit Bid Consideration	1.1
Subsidiary	1.1
Successful Bidder	1.1
Tax Return	1.1
Taxes	1.1
Term Sheet	1.1
Termination Date	8.1(a)
Trade Secrets	1.1
Trademarks	1.1
Transfer Taxes	6.1
Transferred Assets	2.1(a)
Transferred Contracts	1.1
Transferred Employee	5.4(b)
Transition Services Agreement	1.1
Treximet Assets	1.1
Treximet Bid	1.1
Treximet Business	1.1
Treximet Indenture	1.1
Treximet Intellectual Property	1.1
Treximet Letter of Credit	1.1
Treximet Products	1.1
Treximet Sale	1.1
Treximet Working Capital Liabilities	1.1
Treximet-Related Shared Contract Liabilities	5.17(a)
under common control with	1.1
Undisputed Cure Claims	2.6(a)
Unpaid Seller Taxes	2.7(a)

Article II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Buyer the Sellers’ right, title and interest as of the Closing Date in and to the Transferred Assets (in each case, free and clear of any and all Interests, other than Permitted Encumbrances and Assumed Liabilities) and the Buyer shall purchase, acquire and accept the Transferred Assets and assume the Assumed Liabilities. Subject to Section 2.1(b) and Section 2.1(c), “Transferred Assets“ shall mean all right, title and interest of the Sellers in, to or under the properties and assets of Sellers of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible (but excluding in each case, for the avoidance of doubt, any Excluded Assets) consisting of, relating to or developed or used in connection with the Business, including all right, title and interest of the Sellers in, to or under:

(i)              the Product Approvals;

(ii)             the Product Intellectual Property and the Pernix Marks;

(iii)            the Product Marketing Materials;

(iv)            the Product Regulatory Materials;

(v)             the Product Working Capital Assets;

(vi)            the Nalpropion Shares;

(vii)           the Nalpropion Loan Documents and the Nalpropion Loan Indebtedness;

(viii)          all Pernix Ireland DAC Cash;

(ix)             the Services Agreement;

(x)              the Transferred Contracts;

(xi)             the Books and Records;

(xii)            Goodwill;

(xiii)          all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned by the Sellers;

(xiv)         all Permits and Regulatory Approvals held by the Sellers (“Business Permits“) but only to the extent such Permits and Regulatory Approvals may be transferred under applicable Law;

(xv)          all insurance policies and binders, other than those insurance policies and binders listed in Section 2.1(a)(xiv) of the Disclosure Letter (the “Excluded Insurance“), to the extent transferable;

(xvi)         telephone, telex and telephonic facsimile numbers and other directory listings used by the Sellers;

(xvii)      (A) to the extent related to the Transferred Assets, the Business or the obligations giving rise to the Credit Bid Consideration, all rights, claims or causes of action of the Sellers against third parties arising out of events occurring prior to the Closing, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to the Sellers; and (B) to the extent not covered in clause (A), all other rights, claims or causes of action of the Sellers against third parties except to the extent related to Excluded Assets;

(xviii)    all copies of Tax records related to the Transferred Assets or the Business;

(xix)       all of the rights and claims of the Sellers available under the Bankruptcy Code, of whatever kind or nature, as set forth in sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code solely with respect to trade obligations paid prior to the Petition Date, and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing, (such rights and claims not to be prosecuted by the Buyer or any other entity);

(xx)        all confidentiality agreements with former or current employees and agents of Sellers relating to the Business and all restrictive covenant and confidentiality agreements with Transferred Employees;

(xxi)       all credits, prepaid expenses, security deposits, other deposits, refunds, prepaid assets or charges, rebates, setoffs, and loss carryforwards of the Sellers to the extent related to any Transferred Asset or any Assumed Liability (other than, in each case, with respect to Taxes);

(xxii)      all Assumed Plans, together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder to the extent relating to Transferred Employees; and

(xxiii)     the Lockbox Accounts (including all cash contained therein as of 12:01 a.m. New York time on the Closing Date (it being understood and agreed that nothing in this Agreement shall restrict the Sellers’ right to transfer or “sweep” any or all cash in any Lockbox Account prior to 12:01 a.m. New York time on the Closing Date); provided, that if any Lockbox Account is not transferrable to Buyer at the Closing (A) such Lockbox Account shall be an Excluded Asset for all purposes hereunder and (B) the Sellers shall close such Lockbox Account effective as of 5:30 p.m. New York time as of the Business Day immediately prior to the Closing Date.

(b)           At any time at least five (5) Business Days prior to the Closing, the Buyer may, in its discretion by written notice to the Sellers, designate any of the Transferred Assets (other than any Contract, which are addressed in Section 2.6) as additional Excluded Assets, which notice shall set forth in reasonable detail the Transferred Assets so designated; provided, that there shall be no modification to the Purchase Price if it elects to designate any Transferred Asset as an Excluded Asset (it being understood that, for the avoidance of doubt, with respect to any Transferred Asset designated as an Excluded Asset pursuant to this Section 2.1(b), any Intellectual Property owned or controlled by the Sellers and primarily related to such Transferred Asset shall be automatically designated as an Excluded Asset). Notwithstanding any other provision hereof, the Liabilities of the Sellers under or related to any Transferred Asset excluded under this paragraph will constitute Excluded Liabilities.

(c)           In the event the Bankruptcy Court approves a Treximet Sale, the Treximet Assets shall automatically be designated as Excluded Assets and shall no longer be designated as Transferred Assets.

Section 2.2            Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Sellers are not selling, and the Buyer is not purchasing, any assets other than the Transferred Assets, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Sellers, all of which shall be retained by the Sellers (collectively, the “Excluded Assets“):

(a)           all of the cash and cash equivalents, and bank accounts, of any Seller, other than the Pernix Ireland DAC Cash and, subject to the proviso in Section 2.1(a)(xxiii), the Lockbox Accounts (including any cash contained therein as of the Closing);

(b)           the Sellers’ documents prepared in connection with this Agreement or the transactions contemplated hereby or relating to the Bankruptcy Case, and any books and records that any Seller is required by Law to retain;

(c)           all Books and Records to the extent relating to the business activities of the Sellers that are not the Business or relating to Excluded Assets;

(d)           except those described in Section 2.1(a)(xvii) and Section 2.1(a)(xix), all Avoidance Actions;

(e)           all insurance claims and proceeds under the Excluded Insurance;

(f)            the Excluded Insurance;

(g)           all rights, claims and causes of action (including all insurance claims and proceeds) to the extent relating to any Excluded Asset or any Excluded Liability;

(h)           except those described in Section 2.1(a)(vi), shares of capital stock or other equity interests of any Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller;

(i)            all Employee Plans, together with all funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto), except for Assumed Plans, together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder to the extent relating to Transferred Employees;

(j)            except to the extent designated as a Transferred Contract at Closing and except for the Nalpropion Loan Documents, all contracts between a Seller, on the one hand, and any direct or indirect Affiliate of such Seller, on the other hand, and all intercompany receivables owed to a Seller by any direct or indirect Affiliate of such Seller, including contracts or intercompany receivables relating to Taxes;

(k)           all rights to Tax refunds, rebates, credits or similar benefits relating to the Transferred Assets or the Business attributable to any period of time (or portion thereof) ending on or prior to the Closing Date;

(l)            all rights of the Sellers under this Agreement and the Ancillary Agreements;

(m)          all credits, prepaid expenses, security deposits, other deposits, refunds, prepaid assets or charges, rebates, setoffs, and loss carryforwards of the Sellers, except to the extent related to the Transferred Assets or the Assumed Liabilities (other than, in each case, with respect to Taxes);

(n)           all Contracts that are not Transferred Contracts;

(o)           in the event the Bankruptcy Court approves a Treximet Sale, the Treximet Assets; and

(p)           all assets specifically listed as Excluded Assets on Section 2.2(p) of the Disclosure Letter.

Section 2.3            Assumed Liabilities.

(a)           In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy only the following Liabilities (excluding in each case, for the avoidance of doubt, any Excluded Liabilities) (the “Assumed Liabilities“):

(i)               any Liabilities for Transfer Taxes to be paid by such Buyer pursuant to Section 6.1;

(ii)              all Liabilities of the Sellers under the Transferred Contracts and the transferred Business Permits, in each case arising, to be performed or that become due on or after, or in respect of periods following, the Closing Date;

(iii)            all Product Working Capital Liabilities other than, in the event the Bankruptcy Court approves a Treximet Sale, the Treximet Working Capital Liabilities;

(iv)            all Liabilities (A) arising under the Employee Incentive Plan to the extent not paid pursuant to the Approved Budget; and (B) assumed by the Buyer pursuant to Section 5.4;

(v)             (A) all Liabilities with respect to Transferred Employees which arise at or prior to the Closing under the terms of any Assumed Plan to the extent the assets of such Assumed Plan are transferred to the Buyer in an amount sufficient to satisfy such Liabilities, (B) the Buyer’s obligation to provide COBRA continuation coverage as described in

Section 5.4(i) and (C) all Liabilities with respect to Transferred Employees to the extent arising following the Closing or assumed by the Buyer pursuant to Section 5.4; and

(vi)            all Liabilities (including, without limitation, under the applicable NDAs and INDs relating to the Products) arising out of, relating to or incurred in connection with the conduct or ownership of the Business or the Transferred Assets from and after the Closing.

(b)            Notwithstanding anything in this Agreement to the contrary, the Sellers hereby acknowledge and agree that the Buyer is not assuming from the Sellers, nor are in any way responsible for, the Excluded Liabilities. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against the Buyer or the Sellers as compared to the rights and remedies that such third party would have had against the Sellers or the Buyer absent the Bankruptcy Case or the Buyer’s assumption of the applicable Assumed Liabilities. Other than the Assumed Liabilities, the Buyer is not assuming and shall not be liable for any Liabilities of the Sellers.

Section 2.4            Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming any Liability that is not an Assumed Liability (the “Excluded Liabilities“), including the following:

(a)            any and all Liabilities for Taxes (i) related to the Transferred Assets or the operation of the Business that are incurred in, or attributable to, any taxable period, or portion thereof, ending on or prior to the Closing Date, (ii) of or imposed on any of the Sellers or their Affiliates and not related to the Transferred Assets or the Business, (iii) in respect of any Excluded Assets, or (iv) arising from or attributable to the transactions contemplated by this Agreement that occur on the Closing Date, other than Transfer Taxes for which Buyer is responsible pursuant to Section 6.1;

(b)            in the event the Bankruptcy Court approves a Treximet Sale, the Treximet Working Capital Liabilities;

(c)            any and all Liabilities of the Sellers under any Contract of the Sellers that is not a Transferred Contract whether accruing prior to, at, or after the Closing Date;

(d)            any and all Liabilities of any Seller resulting from the failure to comply with any applicable “bulk sales,” “bulk transfer” or similar Law;

(e)            any and all Liabilities (i) retained by the Sellers pursuant to Section 5.4 and (ii) arising in respect of or relating to any Transferred Employee to the extent arising at or prior to the Closing, except for Liabilities assumed by the Buyer pursuant to Section 2.3(a)(iv), Section 2.3(a)(v) and Section 5.4;

(f)             any and all Liabilities in any way attributable to (i) the employment or service of current or former employees, directors or consultants of the Sellers or any current or former Subsidiary of the Sellers who is not a Transferred Employee, regardless of whether such Liability is attributable to the period before, at or after the Closing Date except for the Buyer’s obligation to provide COBRA continuation coverage as described in Section 5.4, and (ii) any

Employee Plans other than the Employee Incentive Plan and the Assumed Plans to the extent assumed by the Buyer pursuant to Section 2.3(a)(iv) and Section 2.3(a)(v);

(g)            without impacting the scope of Section 2.4(f), any pension or retirement Liability of the Sellers to their current or former employees;

(h)            all Liabilities arising under any collective bargaining laws, agreements or arrangements;

(i)             any Indebtedness of the Sellers, including, without limitation, any DIP Obligations and Prepetition DDTL Obligations not discharged as part of the Credit Bid Consideration;

(j)             any Liability to distribute to any Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(k)            any and all Liabilities arising under any Environmental Law or any other Liability in connection with any environmental, health, or safety matters arising from or related to (i) the ownership or operation of the Business or the Transferred Assets before the Closing Date, (ii) any action or inaction of the Sellers or of any third party relating to the Business or Transferred Assets before the Closing Date, (iii) any formerly owned, leased or operated properties of the Sellers, or (iv) any condition first occurring or arising before the Closing Date with respect to the Business or the Transferred Assets;

(l)             any and all Liability for: (i) costs and expenses incurred by the Sellers or owed in connection with the administration of the Bankruptcy Case (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Sellers, and any official or unofficial creditors’ or equity holders’ committee and the fees and expenses of the post-petition creditors or the pre-petition creditors incurred or owed in connection with the administration of the Bankruptcy Case); (ii) all costs and expenses of the Sellers incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement; and (iii) third party claims against the Sellers, pending or threatened, including any warranty or product claims and any third party claims, pending or threatened, actual or potential, or known or unknown, relating to the businesses conducted by the Sellers prior to Closing including the Business;

(m)           any Liability of the Sellers under this Agreement or the Ancillary Agreements; and

(n)            any Liability to the extent relating to an Excluded Asset.

Section 2.5            Consents to Certain Assignments.

(a)           Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which any Seller is a party or by which it is bound, or in any way adversely affect the rights of the Sellers or, upon transfer, the Buyer under such asset, permit, claim or right, unless the applicable provisions of the Bankruptcy Code permits and/or the Sale Order authorizes the assumption and assignment of such asset, permit, claim, or right irrespective of the consent or lack thereof of a third party. If, with respect to any Transferred Asset, such consent is not obtained or such assignment is not attainable pursuant to the Bankruptcy Code or the Sale Order, then such Transferred Asset shall not be transferred hereunder, and, without prejudice to any of the conditions to the obligations of the Buyer as set forth in Section 7.3 hereof, the Closing shall proceed with respect to the remaining Transferred Assets and the Sellers and the Buyer shall each use their commercially reasonable efforts, and subject to Section 5.17, the Buyer shall cooperate with the Sellers, to obtain any such consent and to resolve the impracticalities of assignment after the Closing; provided that nothing in this Agreement or any Ancillary Agreement shall require any Seller, the Buyer or any of their respective Affiliates to make any payment or initiate any Action (other than Actions for relief from the Bankruptcy Court) to obtain consent to the transfer of any Transferred Asset as contemplated by this Agreement or any Ancillary Agreement.

(b)           If (i) notwithstanding the applicable provisions of Sections 363 and 365 of the Bankruptcy Code and the Sale Order and the reasonable best efforts of the Sellers and Buyer, any consent is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by a third party from receiving the rights and benefits with respect to a Transferred Asset intended to be transferred hereunder, (ii) any attempted assignment of a Transferred Asset would adversely affect the rights of the Sellers thereunder so that the Buyer would not in fact receive all the rights and benefits contemplated, (iii) any Transferred Asset is not otherwise capable of sale and/or assignment (after giving effect to the Sale Order and the Bankruptcy Code), then, in each case, the Sellers shall, subject to any approval of the Bankruptcy Court that may be required, at the written request of the Buyer, cooperate with the Buyer in any lawful and commercially reasonable arrangement under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer. Seller Parent shall promptly pay to the Buyer when received all monies received by the Sellers under such Transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify, defend, hold harmless and promptly pay the Sellers for all Liabilities of the Sellers associated with such arrangement.

Section 2.6            Contract Designation.

(a)           No later than three (3) Business Days following the entry of the Sales Procedures Order, the Sellers shall deliver to the Buyer a true, correct and complete, to the Knowledge of the Sellers, list (the “Executory Contract List“) of all Contracts (including for the avoidance of doubt, any insurance policies and binders that are Transferred Assets and any settlement agreements) related to the Transferred Assets and/or the Business or otherwise used, or held for use, in connection with the Transferred Assets and/or the Business (each, an “Executory Contract“). The Executory Contract List shall describe, in reasonable detail, (i) the monetary amounts that must be paid and nonmonetary obligations that otherwise must be satisfied, including pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, in order for the Buyer to assume the Transferred Contracts pursuant to this Agreement (“Undisputed Cure Claims“), and (ii) in the case of any Designated Contract, a good faith estimate of the applicable

Designated Contract Make-Whole Amount for such Contract. The Sellers will use commercially reasonable efforts to provide the Buyer with (i) copies of each such Contract and (ii) information as to the Liabilities under each such Contract sufficient for the Buyer to make a reasonably informed assessment whether to designate such Contracts as Excluded Assets.

(b)           Within one Business Day of entry of the Sale Procedures Order, or as soon as reasonably practicable thereafter, the Sellers shall file with the Court, cause to be published on the case website, and serve on all necessary parties a copy of the Executory Contract List. The Executory Contract List shall identify the Undisputed Cure Claim, if any, associated with each Contract listed therein, shall identify the Buyer, and shall indicate that the Buyer will, if necessary, provide evidence of adequate assurance of future performance at the Sale Hearing. Any counterparty to an Executory Contract included on the Executory Contract List shall have the time period prescribed by the Sale Procedures Order, or, if no such time period is given, a reasonable amount of time prior to the Auction, to object to the Cure Claims listed on the Executory Contract List and to adequate assurance of future performance.

(c)           To the extent a counterparty to an Executory Contract objects or otherwise challenges the Undisputed Cure Claims determined by the Sellers and asserts a different monetary amount that must be paid and/or nonmonetary obligations that otherwise must be satisfied, including pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, in order for the Buyer to assume such Executory Contract pursuant to this Agreement, the difference between the Undisputed Cure Claims determined by the Sellers and such amounts and/or nonmonetary obligations determined by such counterparty shall be referred to as the “Disputed Cure Claims.”

(d)           At any time at least three (3) Business Days before the date of the Auction (the “Pre-Auction Designation Date“), the Buyer may designate in writing any Executory Contract as a Transferred Contract to be assumed by it pursuant to this Agreement or remove any Executory Contract previously designated by the Buyer as a Transferred Contract; provided, that, with respect to any newly designated Transferred Contracts, the Sellers shall promptly (x) serve notice on the applicable counterparties setting forth the Sellers’ intention to assume and assign such Executory Contracts to Buyer (which notice shall include the applicable proposed Cure Claims) and (y) file or otherwise make any necessary motions before the Bankruptcy Court seeking approval of such assumption and assignment. The Sellers shall pay at Closing any Undisputed Cure Claims associated with the assumption of a Transferred Contract (other than a Designated Contract) that is an Executory Contract or such other amount as agreed to by and among the Sellers, the Buyer and the counterparty. The Sellers shall pay any Disputed Cure Claim associated with the assumption of a Transferred Contract (other than a Designated Contract) that is an Executory Contract pursuant to an Order of the Bankruptcy Court or mutual agreement between the Sellers, the Buyer and the counterparty to the applicable Transferred Contract. To the extent any Transferred Contract (other than a Designated Contract) is subject to a Cure Claim, the Sellers shall pay such Cure Claim directly to the applicable counterparty. The Buyer shall pay at Closing any Undisputed Cure Claims associated with the assumption of a Designated Contract or such other amount as agreed to by and among the Sellers, the Buyer and the counterparty to any Designated Contract. The Buyer shall pay any Disputed Cure Claim associated with the assumption of a Designated Contract pursuant to an Order of the Bankruptcy Court or mutual agreement between the Sellers, the Buyer and the counterparty to the applicable

Designated Contract. To the extent any Transferred Contract (other than a Designated Contract) is subject to a Cure Claim, the Sellers shall pay such Cure Claim directly to the applicable counterparty. To the extent any Designated Contract is subject to a Cure Claim, the Buyer shall pay such Cure Claim directly to the applicable counterparty. Subject to Section 2.6(e), in no event shall the Buyer be responsible for curing any defaults under the Transferred Contracts arising prior to Closing or, except with respect to any Designated Contract, otherwise satisfying the Cure Claims relating to the Transferred Contracts. Notwithstanding anything contained herein to the contrary, the Buyer shall only assume, and (other than, for the avoidance of doubt, the payment at Closing of the applicable Designated Contract Make-Whole Amounts) shall only be responsible for, Contracts designated by it as Transferred Contracts.

(e)           Buyer shall continue to be entitled to designate in writing any Contract as a Transferred Contract following the Pre-Auction Designation Date but prior to the fifth Business Day prior to the Closing Date (and, in the event of any such designation, the Sellers shall use commercially reasonable efforts to comply with the notice and filing obligations set forth in clauses (x) and (y) of the first sentence of Section 2.6(d)); provided, that, unless otherwise agreed to in writing by and among the Sellers, the Buyer and the applicable counterparty, the Buyer shall pay all Cure Claims associated with the assumption of any Transferred Contract designated as such pursuant to this Section 2.6(e), which payment shall, in the case of any Cure Claim, be made at the Closing and, in the case of any Disputed Cure Claim, pursuant to an Order of the Bankruptcy Court.

Section 2.7            Consideration.

(a)           Subject to Section 2.7(b), the aggregate consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer at the Closing shall consist of (x) (collectively, the “Purchase Price“): (i) the Specified DIP Credit Bid Consideration, (ii) the Specified Prepetition Credit Bid Consideration, (iii) the Treximet Consideration plus an amount in cash equal to $5,000,000 (five million dollars) (the sum of such amounts, the “Cash Component“), (iv) at the election of the Buyer in the event there is any Positive Product Working Capital, such amount either in cash or Positive Product Working Capital Credit Bid Consideration, or a combination thereof and (v) the Lockbox Cash Amount, and (y) the assumption at Closing of the Assumed Liabilities; provided, that the Cash Component shall be increased by the excess (if any) of Buyer Taxes paid by Sellers prior to the Closing (“Seller-Paid Buyer Taxes“), over Seller Taxes not paid by Sellers prior to Closing (“Unpaid Seller Taxes“), or reduced (but not below zero) by the excess (if any) of Unpaid Seller Taxes over Seller-Paid Buyer Taxes (as applicable).

(b)           In the event the Bankruptcy Court approves a Treximet Sale, the Treximet Consideration shall no longer constitute part of the Purchase Price and the Cash Component shall be reduced by an amount equal to the Treximet Consideration.

Section 2.8            Determination of the Purchase Price. Not less than five (5) Business Days prior to the anticipated Closing Date, the Sellers shall deliver to the Buyer a written statement setting forth their good faith estimate of the Post-Closing Expense Reserve Amount, the Excess Cash Amount, Net Product Working Capital, Seller-Paid Buyer Taxes, and Unpaid Seller Taxes, together with reasonable supporting evidence (the “Pre-Closing Statement“). The Pre-Closing

Statement shall be accompanied by a certificate of the Chief Financial Officer of the Seller Parent certifying that the Pre-Closing Statement (and the estimates set forth therein) have been prepared in accordance with the Accounting Principles and the Reference Statement. The Sellers shall cause their respective Representatives to assist the Buyer and its Representatives in its review of the Pre-Closing Statement and provide any information as may be reasonably requested by the Buyer in order to allow it to review the calculations set forth in the Pre-Closing Statement. The Sellers shall consider in good faith any comments or objections to any amounts set forth on the Pre-Closing Statement that are notified to it by the Buyer at least 2 Business Days prior to the Closing, and, prior to the Closing, the Sellers may make any modification to the Pre-Closing Statement as requested or approved by the Buyer. If Buyer reasonably believes that the Pre-Closing Statement has not been prepared in good faith by the Sellers in accordance with the Accounting Principles and the Reference Statement, Buyer shall be entitled to seek, and the Sellers shall cooperate in seeking, expedited review by the Bankruptcy Court to determine whether the Pre-Closing Statement has not been prepared in good faith by the Sellers in accordance with the Accounting Principles and the Reference Statement, in which case the Closing shall be delayed until such time as the Bankruptcy Court has made its determination with respect to the Pre-Closing Statement (and, notwithstanding anything to the contrary in this Agreement, the Outside Date shall be extended to account for such delay). The Pre-Closing Statement, as modified by the Sellers as requested or in good faith following (and in accordance with) any determination by the Bankruptcy Court or as approved by the Buyer, and the Post-Closing Expense Reserve Amount, Excess Cash Amount, Net Product Working Capital, Seller-Paid Buyer Taxes, and Unpaid Seller Taxes amounts, as set forth on the Pre-Closing Statement (as so modified, if applicable) shall be deemed to be final and binding on the Parties for all purposes hereunder.

Section 2.9            Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing“) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY, at 10:00 a.m. New York time on the date that is the later of (i) the first Business Day that is at least seventy-five (75) calendar days after the date of the Original Agreement (which period shall be extended, but not beyond the Outside Date, solely to the extent the Sellers’ material breach of Section 5.5 has directly resulted in the failure to obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the Buyer’s ownership and operation of the Transferred Assets and the Business immediately following the Closing) and (ii) the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing but subject to the satisfaction or waiver thereof at the Closing), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” Notwithstanding that the Closing shall take place at 10:00 a.m. New York time on the Closing Date, for purposes of this Agreement, the Closing shall be deemed to occur and be effective as of 12:01 a.m., New York time on the Closing Date.

(b)           At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer (or a Designated Buyer):

(i)              one or more bills of sale substantially in the form of Exhibit 5 (the “Bill of Sale“), duly executed by the applicable Sellers;

(ii)             one or more intellectual property assignment agreements substantially in the form of Exhibit 6 (the “IP Assignment Agreement“), duly executed by the applicable Sellers;

(iii)            if the Treximet Assets are Excluded Assets pursuant to Section 2.2(o) or any other assets are designated as Excluded Assets pursuant to Section 2.1(b), the intellectual property license agreement substantially in the form of Exhibit 7 (the “IP License Agreement“), duly executed by the applicable Sellers;

(iv)            a certified copy of the Sale Order;

(v)             in respect of each Seller that is a U.S. person for purposes of Section 1445 of the Code, a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code and reasonably acceptable to Buyer, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vi)            a duly executed certificate of an executive officer of Seller Parent certifying the fulfillment of the conditions set forth in Section 7.3(a); and

(vii)          stock certificates representing all the Nalpropion Shares, duly endorsed in blank or with stock powers duly executed by Pernix Ireland DAC in proper form for transfer; and

(viii)         all other documents, instruments or writings of conveyance reasonably necessary or customary to consummate the Agreement to be prepared by the Buyer; provided such documents are (A) in form and substance reasonably acceptable to the applicable Seller, (B) required to be executed only by the Sellers or an agent of Sellers (in his or her capacity as such) and (C) identified and provided by Buyer to Sellers in a form acceptable to such Buyer at least seven (7) Business Days before the Closing Date.

(c)           At or prior to the Closing, the Buyer shall deliver or cause to be delivered:

(i)             to Seller Parent,

(A)             evidence reasonably acceptable to Seller Parent that, at Closing, the Specified DIP Credit Bid Consideration, the Specified Prepetition Credit Bid Consideration and, if applicable, the Positive Product Working Capital Credit Bid Consideration (collectively, the “Credit Bid Consideration“) shall each be credited on a dollar-for-dollar basis against the aggregate outstanding amount of the DIP Obligations or the Prepetition DDTL Obligations, as applicable (which evidence, for the avoidance of doubt, may be provided in the form of the Sale Order as entered by the Bankruptcy Court);

(B)              the Cash Component and the Lockbox Cash Amount, in each case by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller Parent to the Buyer at least two (2) Business Days prior to the Closing Date; and

(C)              the Designated Contract Make-Whole Amount for each Excluded Designated Contract, delivered in accordance with Section 2.13;

(ii)           to the Sellers, the Bill(s) of Sale, duly executed by the Buyer;

(iii)          to the Sellers, the IP Assignment Agreement(s), duly executed by the Buyer;

(iv)          to the Sellers, if the Treximet Assets are Excluded Assets pursuant to Section 2.2(o) or any other Transferred Assets are designated as Excluded Assets pursuant to Section 2.1(b), the IP License Agreement, duly executed by the Buyer;

(v)           to the Sellers, a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and

(vi)          all other documents, instruments or writings of conveyance reasonably necessary or customary to consummate the Agreement to be prepared by the Sellers; provided such documents are (A) in form and substance reasonably acceptable to Buyer, (B) required to be executed only by the Buyer or an agent of Buyer (in his or her capacity as such) and (C) identified and provided by Sellers to Buyer in a form acceptable to such Buyer at least seven (7) Business Days before the Closing Date.

Section 2.10        Purchase Price Allocation. Within 30 days of the Closing Date, the Buyer shall provide Seller Parent with an allocation of the applicable consideration amongst the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation“). Seller Parent shall review the Purchase Price Allocation and, to the extent Seller Parent disagrees with the content of the Purchase Price Allocation, shall inform Buyer of such disagreement within 30 days after receipt of the Purchase Price Allocation. Seller Parent and the Buyer will attempt in good faith to resolve any such disagreement. If Seller Parent and the Buyer are unable to reach a good faith agreement on the content of the Purchase Price Allocation within 90 days of the Closing Date, Seller Parent and the Buyer will each use its own allocation statement. If Seller Parent and the Buyer agree on the Purchase Price Allocation, then the Parties shall file all Tax Returns in a manner consistent with the Purchase Price Allocation and shall not take a position inconsistent with the Purchase Price Allocation in any proceeding, audit or investigation with respect to Taxes, unless otherwise required by applicable Law.

Section 2.11        Designated Buyer(s).

(a)         In connection with the Closing, the Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.11, one (1) or more Affiliates to (i) purchase specified Transferred Assets (including specified Transferred Contracts) and pay or cause to be paid the corresponding portion of the Purchase Price, as applicable, (ii) assume specified Assumed Liabilities, and/or (iii) employ specified Transferred Employees on and after the Closing Date (any such Affiliate of the Buyer that shall be properly designated by the Buyer in accordance with this clause, a “Designated Buyer“). At the Closing, the Buyer shall, or shall cause each Designated Buyer(s) to, honor its obligations at the Closing. Any reference to the Buyer made in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any. After the Closing, all obligations of the Buyer and any Designated Buyer(s) under this Agreement shall be several and not joint as amongst the Designated Buyers and the only party with Liability as to a particular Assumed Liability shall be the Buyer or the Designated Buyer assuming such obligation at the Closing and no other Buyer or Designated Buyer.

(b)         The above designation in Section 2.11(i) shall be made by the Buyer by way of a written notice to be delivered to the Sellers in no event later than five (5) Business Days prior to Closing which written notice shall identify the Designated Buyer(s) and indicate which Transferred Assets, Assumed Liabilities and Transferred Employees the Buyer intends such Designated Buyer(s) to purchase, assume and/or employ, as applicable, hereunder and include a signed counterpart to this Agreement, agreeing to be bound by the terms of this Agreement as it relates to such Designated Buyer(s) and authorizing the Buyer to act as such Designated Buyer(s)’ agent for all purposes hereunder.

Section 2.12        Withholding. The Buyer and its Affiliates and Representatives shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such consideration under the Code or any other applicable provision of U.S. or foreign Tax Law. If Buyer reasonably believes that it is obligated under applicable Law to deduct or withhold any Taxes from the consideration payable to Sellers, it shall notify Seller Parent prior to the date such withholding is required to be made of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making of such payment and the applicable provision of law requiring the Buyer to withhold or deduct, in each case ten (10) days prior to the date such withholding is required to be made (unless a change in applicable Law prevents the Buyer from providing ten (10) days’ advance notice, in which case notice shall be provided as soon as possible following the Buyer becoming aware of such change in Law), and shall reasonably cooperate with Seller to reduce or eliminate such deduction or withholding. To the extent that any amounts are so deducted or withheld, such deducted and withheld amounts shall be (a) remitted by the relevant payor to the applicable Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made, provided that, notwithstanding anything in this Agreement to the contrary, if withholding on the consideration otherwise payable to a Seller results from a present or former connection between the Designated Buyer and the jurisdiction (other than (x) the United States or (y) Ireland, in the case of a Designated Buyer that is organized under the Laws of Ireland (or a resident of Ireland for Tax purposes) purchasing Transferred Assets and/or assuming Assumed Liabilities from a Seller that is organized under the Laws of Ireland (or a resident of Ireland for Tax purposes) imposing such withholding and such withholding could reasonably be avoided by the use of a Designated Buyer in a different jurisdiction, Buyer shall be required to pay such additional amounts as may be necessary in order that the net amount received by Seller after such withholding or deduction shall equal the amount that would have been received if no withholding or deduction had been made.

Section 2.13        Designated Contract Make-Whole Amounts:

(a)         At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a written notice (the “Make-Whole Notice”) setting forth the Sellers’ good faith calculation of the Designated Contract Make-Whole Amount for each Excluded Designated Contract (with respect to each Excluded Designated Contract, the “Estimated Make-Whole Amount”). Buyer shall have two (2) Business Days after receipt of the Make-Whole Notice to dispute in good faith any Estimated Make-Whole Amount set forth in the Make-Whole Notice by delivering a written notice to the Sellers (a “Dispute Notice”) setting forth in reasonable detail its disagreement with the calculation of such Estimated Make-Whole Amount and Buyer’s calculation of the Designated Contract Make-Whole Amount for such Excluded Designated Contract (the “Closing Make-Whole Payment”); provided that if Buyer does not timely deliver a Dispute Notice with respect to any Estimated Make-Whole Amount such Estimated Make-whole Amount shall be deemed to be the Closing Make-Whole Payment for such Excluded Designated Contract.

(b)         At the Closing, Buyer shall deliver to the Sellers an amount in cash equal to the Closing Make-Whole Payment for each Excluded Designated Contract by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller Parent to the Buyer at least two (2) Business Days prior to the Closing Date.

(c)         If the Estimated Make-Whole Amount for any Excluded Designated Contract does not equal the Closing Make-Whole Payment for such Excluded Designated Contract (each, a “Disputed Make-Whole Amount”), the Parties shall submit each such Disputed Make-Whole Amount for resolution to a nationally recognized certified public accounting firm as may be mutually selected by Buyer and Seller Parent (such firm, the “Auditor”). Seller Parent and Buyer shall promptly provide their assertions regarding each unresolved Disputed Make-Whole Amount in writing to the Auditor and each other. The Auditor shall be instructed to render its determination with respect to each Disputed Make-Whole Amount as soon as reasonably possible (which the Parties agree shall be no later than 20 days following the date on which the Disputes are referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which each Disputed Make-Whole Amount requires adjustment in order to be determined in accordance with the definition of Designated Contract Make-Whole Amount (including the definitions of the defined terms used therein). The Auditor shall not assign a value to any Disputed Make-Whole Payment submitted to the Auditor that is greater than the Estimated Make-Whole Payment or less than the Closing Make-Whole Payment for the applicable Excluded Designated Contract. The determination of the Auditor shall be final, conclusive and binding on the Parties. The Designated Contract Make-Whole Amount for any Excluded Designated Contract, as determined by the Auditor pursuant to this Section 2.13(c), is referred to herein as the “Final Make-Whole Amount” for such Excluded Designated Contract. If the Final Make-Whole Amount for any Excluded Designated Contract exceeds the Closing Make-Whole Payment for such Excluded Designated Contract (a “Make-Whole Surplus”), the Buyer shall promptly (and in any event within two (2) Business Days) deliver to the Sellers an amount in cash equal to such Make-Whole Surplus by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller Parent. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder with respect to any Disputed Make-Whole Amount shall be borne between Buyer, on the one hand, and the Sellers, on the other hand, based upon a fraction, the numerator of which is the portion of the difference between the Estimated Make-Whole Amount and Closing Make-Whole Payment of the applicable Excluded Designated Contract not awarded to the applicable party and the denominator of which is the difference between the Estimated Make-Whole Amount and Closing Make-Whole Payment of the applicable Excluded Designated Contract. For example, if the Estimated Make-Whole Amount for an Excluded Designated Contract is $1,000,000, and the Closing Make-Whole Payment for such Excluded Designated Contract is $500,000, and the Auditor determines that the Final Make-Whole Amount is $600,000, the Sellers shall bear 80% of the fees and expenses of the Auditor and Buyer shall bear 20% of the fees and expenses of the Auditor.

Section 2.14        Post-Closing First DIP Credit Bid Adjustment. On May 31, 2019, the Sellers shall pay in cash the Post-Closing First DIP Credit Bid Adjustment to the DIP Secured Parties, for application to the DIP Obligations in accordance with the DIP Credit Agreement.

Section 2.15        Post-Closing Second DIP Credit Bid Adjustment. On the earlier of (i) the date that is 270 days after the Closing Date and (ii) the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date thereof) of a plan of liquidation in the Bankruptcy Cases that is confirmed pursuant to an order entered by the Bankruptcy Court (or such other date as may be agreed between the DIP Lenders and the Sellers) (the “Wind-Down Date”), the Sellers shall pay in cash the Post-Closing Second DIP Credit Bid Adjustment to the DIP Secured Parties, for application to the DIP Obligations in accordance with the DIP Credit Agreement.

Section 2.16        Wind-Down Budget. The Post-Closing Expense Reserve Amount shall be used only in accordance with the Wind-Down Budget.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERs

Except as disclosed in any Company SEC Document filed and publicly available prior to the date of the Original Agreement (but excluding any such disclosures (x) with respect to Indebtedness and Encumbrances or (y) set forth in any section entitled “Risk Factors” or in any “forward-looking statements” section that are cautionary, forward-looking or predictive in nature set forth therein, in each case other than any specific historical factual information contained therein, which shall not be excluded) set forth in the corresponding sections or subsections of the schedules accompanying this Agreement (collectively, the “Disclosure Letter“), each of the Sellers jointly and severally represent and warrant to the Buyer as of the date of the Original Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates), as follows:

Section 3.1            Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, except as a result of the filing of the Petitions, has all necessary corporate (or equivalent) power and authority to own, lease and operate its properties (including the Transferred Assets owned by it) and to carry on its business (including the Business) as it is now being conducted and to perform its obligations hereunder and under any Ancillary Agreement, in each case except as a result of the filing of the Bankruptcy Case or as would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). Neither Seller Parent nor any other Seller has any Subsidiaries other than those Subsidiaries that are Parties to this Agreement.

Section 3.2            Authority. Subject to the Bankruptcy Case and to the extent that any Bankruptcy Court approval is required, (a) each Seller has the corporate (or equivalent) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or equivalent) action and no other corporate proceedings on the part of any Seller is necessary to authorize such execution, delivery or performance and (c) this Agreement has been, and upon their execution, each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution, each of the Ancillary Agreements to which such Seller will be a party will constitute, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3            No Conflict; Required Filings and Consents.

(a)           Except for the Bankruptcy Case and to the extent that any Bankruptcy Court approval is required and except as set forth on Section 3.3(a) of the Disclosure Letter, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, the consummation of the transactions contemplated hereby and thereby, or compliance by each Seller with any of the provisions hereof, (i) do not and will not conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to (A) the Organizational Documents of such Seller, (B) any Law applicable to such Seller, the Business or any of the Transferred Assets, (C) any Order of any Governmental Authority or (D) any Transferred Contract of the Sellers, except in the case of clause (B), (C) or (D), for any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) do not and will not result in the creation of (or give rise to the right of any Person to require the grant of) any Encumbrance (other than a Permitted Encumbrance or an Assumed Liability) upon any of the assets of any Seller or any of its Subsidiaries.

(b)           The Sellers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority (provided that, the transfer of any Permits will be the obligation of the Buyer) in connection with the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which each Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or other applicable Antitrust law, (ii) for requisite Bankruptcy Court approval, (iii) for entry of the Sale Order and (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4            Transferred Assets.

(a)           Except as would not be expected to materially impact the Business, each Seller, as applicable, has good title to each of the owned Transferred Assets, or with respect to leased Transferred Assets, valid leasehold interests in, or with respect to licensed Transferred Assets, valid licenses to use.

(b)           Except as set forth on Section 3.4(b) of the Disclosure Letter, this Agreement and the instruments and documents to be delivered by the Sellers to the Buyer at or following the Closing shall be adequate and sufficient to transfer to the Buyer good title to the Transferred Assets, or with respect to leased Transferred Assets, valid leasehold interests, free and clear of any and all Interests other than Permitted Encumbrances and Assumed Liabilities, subject to (A) the Bankruptcy Case and (B) entry of the Sale Order.

(c)           Except as set forth on Section 3.4(c) of the Disclosure Letter, the Transferred Assets, together with the Treximet Assets, any Executory Contract not designated by the Buyer as a Transferred Contract pursuant to Section 2.6, the Excluded Assets, including any asset designated as an Excluded Asset by the Buyer pursuant to Section 2.1(b) and any asset, permit, claim or right not transferred pursuant to Section 2.5 will immediately following the Closing be generally sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.5            SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a)           Seller Parent has filed, furnished or otherwise transmitted on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC“) since January 1, 2017 (all such forms, reports, statements, certificates and other documents filed since January 1, 2017 and prior to the date of the Original Agreement, collectively, the “Company SEC Documents“). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of the Original Agreement, as of the date of such amendment or superseding filing), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act“), the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder, (the “Exchange Act“) and the Sarbanes-Oxley Act of 2002 and any

rules and regulations promulgated thereunder as the case may be, in each case, as in effect on the date so filed or furnished. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of the Original Agreement, as of the date of such amendment or superseding filing), the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b)           Except as set forth on Section 3.5(b) of the Disclosure Letter, Seller Parent is in compliance in all material respects with the applicable current listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq“).

(c)           The audited consolidated financial statements of Seller Parent (including any related notes thereto) included in Seller Parent’s Annual Reports on Form 10-K filed with the SEC since January 1, 2018, including in each case a consolidated balance sheet, a consolidated statement of operations and comprehensive loss, a consolidated statement of stockholders’ deficit and a consolidated statement of cash flows, and accompanying notes (the “Seller Financial Statements“), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, as applicable, the consolidated financial position of Seller Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The consolidated balance sheets (including the related notes) included in the Seller Financial Statements fairly present in all material respects the consolidated financial position of Seller Parent and its Subsidiaries as at the respective dates thereof, and the consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ deficit and consolidated statements of cash flows (in each case including the related notes) included in such Seller Financial Statements present fairly in all material respects the consolidated results of operations and comprehensive loss, stockholders’ deficit and cash flows of Seller Parent and its Subsidiaries for the respective periods indicated, except as otherwise noted therein. The unaudited consolidated financial statements of Seller Parent (including any related notes thereto) included in Seller Parent’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2018 (the “Seller Unaudited Financial Statements“) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Seller Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(d)           Since January 1, 2017, Seller Parent has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, which are reasonably designed to ensure that information required to be disclosed by Seller Parent in its filings with the SEC is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller Parent’s filings with the SEC under the Exchange Act. Seller Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)           Neither Seller Parent nor any of its Subsidiaries has any Liabilities or obligations required by GAAP to be disclosed or reflected on or reserved against a consolidated balance sheet (or the notes thereto) of Seller Parent and its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved against in Seller Parent’s consolidated balance sheet as of December 31, 2017 (or the notes thereto) (the “Balance Sheet“) included in the Company SEC Documents, (ii) incurred in the Ordinary Course of Business since the date of the Balance Sheet, (iii) which have been discharged or paid in full prior to the date of the Original Agreement, (iv) incurred pursuant to the transactions contemplated by this Agreement or (v) which would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

Section 3.6            Absence of Certain Changes or Events.

(a)           Since September 30, 2018, except for the Bankruptcy Case and related matters and as set forth on Section 3.6(a) of the Disclosure Letter, there has not been any circumstance, change, effect, event, occurrence, state of facts or development that, in combination with any other circumstance, change, effect, event, occurrence, state of facts or development, whether or not arising in the Ordinary Course of Business, has had or would be reasonably expected to have a Material Adverse Effect.

(b)           Except as expressly contemplated by this Agreement and for the Bankruptcy Case and related matters, since September 30, 2018 through the date of the Original Agreement, each Seller has conducted its business in the Ordinary Course of Business in all material respects.

Section 3.7            Compliance with Law; Permits.

(a)           Since January 1, 2017, the Business has been conducted in compliance with, and the Sellers have complied with, in all material respects, all applicable Laws relating to the operation of the Business and the Transferred Assets. Since January 1, 2017, no Seller (i) has received any written communication (or, to the Knowledge of Sellers, any other communication) from any Governmental Authority or private party alleging noncompliance in any material respect with any applicable Law or (ii) has incurred any material Liability for failure to comply with any applicable Law. To the Knowledge of Sellers, there is no investigation, proceeding or disciplinary action currently pending or threatened against any Seller by a Governmental Authority, except, in each case, for any such investigation, proceeding or disciplinary action that, if adversely determined, would not reasonably be expected to be material to the Business (taken as a whole). Since January 1, 2017, each Seller has filed all material reports, notifications and other filings required to be filed with any Governmental Authority pursuant to applicable Law, and has paid all material fees and assessments due and payable in connection therewith.

(b)           The Sellers are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits“) necessary for them to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted, except for Permits that the failure to be in possession of would not reasonably be expected to be material to the Business (taken as a whole). All material Permits held by the Sellers are valid and in full force and effect and no Seller is in default under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with Buyer’ ability to operate the Business as currently operated and, to the Knowledge of Sellers, no suspension or cancellation of any such Permit is pending (other than pursuant to its terms or threatened).

Section 3.8            Litigation. Except for the Bankruptcy Case, and any Order entered in the Bankruptcy Case, there is no Action by or against any Seller in connection with the Business or the Transferred Assets pending, or to the Knowledge of the Sellers, threatened that would reasonably be expected to be material to the Business (taken as a whole). No Seller is subject to any outstanding Order of any court or other Governmental Authority, or any settlement with a third party, that would reasonably be expected to be material to the Business (taken as a whole).

Section 3.9            Employee Plans.

(a)           Section 3.9 of the Disclosure Letter sets forth a true, complete and correct list of each material Employee Plan. As applicable with respect to each material Employee Plan, the Sellers have made available to the Buyer a true and complete copy of the following documents: (i) the most recent plan document, including all amendments thereto, and in the case of an unwritten plan, a written description thereof and (ii) the current summary description of each material Employee Plan and any material modifications thereto. As applicable with respect to each Assumed Plan, the Sellers shall make available to the Buyer as specified in Section 5.4(d) a true and complete copy of the following documents: (i) all current trust documents and funding vehicles relating thereto, (ii) the most recently filed annual report (Form 5500 and all Sections thereto), (iii) the most recent determination or opinion letter from the IRS, if any, with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code and (iv) the most recent summary annual report and actuarial report.

(b)           Since January 1, 2017, each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law and administrative or governmental rules and regulations, including ERISA and the Code. There are no pending audits or investigations by any Governmental Authority involving any Employee Plan, and no pending or, to the Knowledge of the Sellers, threatened claims (except for individual claims for benefits payable in the normal operation of the Employee Plans) or Actions involving any Employee Plan.

(c)           Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS.

(d)           Neither Sellers nor any of their respective ERISA Affiliates has adopted, maintained, sponsored, contributed to (or has been required to adopt, maintain, sponsor or contribute to) any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) employee benefit plan or arrangement subject to Title IV or Section 302 of ERISA or (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), in each case, that could reasonably be expected to result in any material Liability to Buyer.

(e)           No Employee Plan provides any post-employment health or welfare benefits to any Business Employee except to the extent required to be provided under COBRA.

(f)            Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will (i) entitle any Business Employee to any material payment or benefit; (ii) increase the amount or value of any compensation, benefit or other obligation payable or required to be provided to any Business Employee; (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any Business Employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits under any Employee Plan; or (iv) result in the payment of any amounts that would not be deductible for federal income tax purposes by reason of Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code. No Employee Plan provides for the reimbursement of any penalty or excise tax under Section 409A or 4999 of the Code.

Section 3.10        Labor and Employment Matters.

(a)         Section 3.10(a) of the Disclosure Letter sets forth, to the extent permitted under applicable Law, a true, complete and correct list, as of the date of the Original Agreement, of all Business Employees set forth in Section 5.4(b) of the Disclosure Letter, including, for each such Business Employee: name, job position or title, location of employment, base salary or wage rate, exempt or non-exempt status, full-time or part-time status, active or inactive status and accrued vacation amounts (the “Employee Census“).

(b)         The Seller is not a party to any collective bargaining agreement or other agreement or arrangement with a labor union, trade union, works council, labor organization or other employee-representative body that pertains to the Business or to any Business Employees. No Business Employees are represented by any labor union, trade union, works council, labor organization or other employee-representative body with respect to their employment with the Sellers. There are no material pending or, to the Knowledge of the Sellers, threatened Actions concerning labor matters with respect to the Business.

(c)         Since January 1, 2017, there have been no unfair labor practice charges, work stoppages, slowdowns, strikes or lockouts relating to labor matters pending, or to the Knowledge of Sellers, threatened against any Seller with respect to, or otherwise affecting, the Business.

(d)         With respect to the Business, no labor union, trade union, works, council, labor organization, other employee-representative body, or group of employees of any Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there have not been any such proceedings since January 1, 2017. To the Knowledge of Sellers, there are no labor union organizing activities with respect to any Business Employees.

(e)         With respect to the Business, each Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification, immigration, work authorization, pay equity, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action, labor relations, employee leave issues and unemployment insurance. In the last five (5) years, to the Knowledge of the Sellers, no allegations of sexual harassment have been made against (i) any Business Employee set forth in Section 5.4(b) of the Disclosure Letter or (ii) any individual who is an officer or director of any Seller as of the date of the Original Agreement.

(f)          To the Knowledge of the Sellers, no Business Employee set forth in Section 5.4(b) of the Disclosure Letter is in any respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or similar obligation: (i) to any of the Sellers or (ii) to a former employer of any such Business Employee relating (A) to the right of any such Business Employee to be employed in the Business or (B) restricting the use of trade secrets or proprietary information in connection with the Business.

(g)         Sellers are in compliance in all material respects with all notice and other requirements under the WARN Act and (ii) have not taken any action at any single site of employment, in the ninety (90)-day period prior to the Closing Date, that would constitute, as of the Closing Date, a “mass layoff” or “plant closing” with respect to the Business within the meaning of the WARN Act, or any similar applicable state or local Law.

Section 3.11        Real Property.

(a)         None of the Sellers owns any real property nor are any of the Sellers under contract to purchase or otherwise acquire any real property.

(b)         Section 3.11(b) of the Disclosure Letter lists (i) the street address of each parcel of Leased Real Property, (ii) if applicable, the unit designation of the space leased under the applicable Lease, (iii) the identity of the lessor of each such parcel of Leased Real Property and (iv) if applicable, the identity of each sublessee or occupant other than Sellers at each such parcel of Leased Real Property. The Seller party thereto has a valid leasehold estate in all Leased Real Property, free and clear of all Interests, other than Specified Interests.

(c)         Subject to the approval of the Bankruptcy Court pursuant to the Sale Order and the assumption and assignment of the Leases pursuant thereto, each of the Leases relating to Leased Real Property is a valid and subsisting leasehold interest of the applicable Seller, free of Encumbrances (other than Specified Interests), except as limited by the Bankruptcy Code, is a binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms, and is in full force and effect. To the Knowledge of Sellers, following the assumption and assignment of such Leases by Sellers to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code and the requisite Order of the Bankruptcy Court, there will be no monetary defaults thereunder and no circumstances or events which, with notice or the passage of time or both, would constitute defaults under such leases except, in either instance, for defaults which, individually or in the aggregate, do not or would not reasonably be expected to have a material impact on the use of such property or are unenforceable due to operation of Section 365(b)(2) of the Bankruptcy Code or have been or shall be cured pursuant to Section 365(b)(1) of the Bankruptcy Code and the provisions of this Agreement.

(d)         The Sellers have not granted to any Person (other than pursuant to this Agreement) any right or option to acquire, occupy or possess any portion of the Real Property, other than as set forth in Section 3.11(d) of the Disclosure Letter. The Sellers’ interests with respect to the Leases have not been assigned or pledged and are not subject to any Encumbrances (other than Specified Interests). No Seller has vacated or abandoned any portion of the Real Property or given written notice to any Person of their intent to do the same.

(e)         No Seller is a party to or obligated under any option, right of first refusal or other contractual right to lease any of the Real Property or any portion thereof or interest therein to any Person other than the Buyer.

(f)          With respect to the Leased Real Property, none of the Sellers have given any written notice to any landlord under any of the Leases indicating that it will not be exercising any extension or renewal options under the Leases. All security deposits required under the Leases have been paid to and are being held by the applicable landlord under the Leases.

(g)         Since September 30, 2018, none of the Real Property has been affected in any way as a result of flood, fire, explosion or other casualty which would reasonably be expected to result in a Material Adverse Effect and which has not heretofore been substantially repaired or restored.

Section 3.12        Intellectual Property.

(a)         Section 3.12(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of all U.S. and foreign (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications to register any Trademarks, (iii) registered Copyrights and applications for registration of Copyrights, and (iv) domain name registrations, in each case, which are owned by or registered to a Seller and included in the Transferred Assets. Sellers are the sole and exclusive beneficial and record owners of all of the Intellectual Property set forth in Section 3.12(a)(i) of the Disclosure Letter, and all such issued or registered Intellectual Property is subsisting, enforceable and, to the Knowledge of Sellers, valid (and since January 1, 2017, there has been no Action asserted or, to the Knowledge of Sellers, threatened challenging the scope, validity or enforceability of any such Intellectual Property).

(b)         The Sellers own, or have a valid right to use, free and clear of all Interests, other than Specified Interests, all material Intellectual Property included in the Transferred Assets.

(c)         To the Knowledge of Sellers, the conduct of the Business (including the products and services of the Sellers) does not Infringe (and, since January 1, 2017, has not Infringed), in any material respect, any Person’s Intellectual Property. There is no material Action pending or, to the Knowledge of Sellers, threatened, against any Seller alleging that the conduct of the Business (including the products and services of the Sellers) Infringes any Person’s Intellectual Property.

(d)         To the Knowledge of Sellers, no Person is Infringing, in any material respect, any Intellectual Property owned by or exclusively licensed to Sellers and included in the Transferred Assets, and no Seller, or to Knowledge of Sellers any other Person, has asserted or threatened any Action against any Person alleging that such Person Infringes any such Intellectual Property since January 1, 2017.

(e)         Each Seller takes reasonable measures to protect the confidentiality of material Trade Secrets included in the Transferred Assets.

(f)          The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use, or hold for use any material Intellectual Property included in the Transferred Assets.

(g)         Since January 1, 2017, (i) the Sellers have not experienced any material defects in the Software included in the Transferred Assets that remain unremedied, (ii) to the Knowledge of Sellers, there have been no material security breaches in Sellers’ information technology systems used in the Business, and (iii) there are no ongoing disruptions in any of the Sellers’ information technology systems that materially adversely affect the Business.

Section 3.13        Taxes.

(a)         Since January 1, 2017, all income and other material Tax Returns relating to the Transferred Assets and the Business that were required to be filed have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects when filed. Subject to any obligation of the Sellers under the Bankruptcy Code, since January 1, 2017, all Taxes relating to the Business or the Transferred Assets (i) that were due and payable have been duly and timely paid and (ii) that are incurred in or attributable to the Pre-Closing Tax Period and are not yet due and payable, have had adequate provision in accordance with GAAP made for their payment.

(b)         There is no action, suit, claim, assessment, or audit, pending, proposed in writing, or, to the Sellers’ Knowledge, threatened in writing with respect to Taxes relating to the Business or the Transferred Assets. Since January 1, 2017, no Governmental Authority has made a claim in writing that the Business and/or the Transferred Assets may be subject to material Tax, or that a material Tax Return relating to the Business and/or the Transferred Assets may be required to be filed, in a jurisdiction where no such Tax Returns have been filed.

(c)         There are no Encumbrances for Taxes upon the Transferred Assets other than Permitted Encumbrances described in clause (a) of the definition thereof.

Section 3.14        Regulatory Matters.

(a)         Since January 1, 2017, the Products have been and are being researched, developed, tested, investigated, produced, manufactured, labeled, distributed, stored, sold,

imported and exported, and all business operations of the Sellers relating to pre-clinical and clinical investigations sponsored by the Sellers or involving Products, or to the marketing, advertising, medical information and medical affairs activities and communications, sale and pricing of the Products (including by means of the outsourcing by Sellers of any of the foregoing activities) have been and are being conducted in all material respects in compliance with Health Care Laws.

(b)         Except as set forth on Section 3.14(b) of the Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), the Sellers have all Regulatory Approvals and have all the applicable documentation related to such Regulatory Approvals as provided for in the definition of Product Approvals. Each Product Approval is valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). The Sellers are in compliance in all material respects with, and since January 1, 2017, have fulfilled and performed in all material respects their respective obligations under, each such Regulatory Approval. There is no action or proceeding by any Governmental Authority pending or, to the Knowledge of the Sellers, threatened seeking the revocation or suspension of any of the Product Approvals, and since January 1, 2017, no event has occurred or condition or state of facts exists that would constitute a breach or default, or would reasonably be expected to cause revocation, termination, or modification of any of the Product Approvals, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). Since January 1, 2017, Sellers have filed with the FDA and any other applicable Governmental Authority all material filings, notices, registrations, reports or submissions which are required under any Product Approval or by any Health Care Law to have been filed or obtained as of the date of the Original Agreement. All such documents were when filed or submitted, and continue to be, in material compliance with applicable Health Care Laws and to the Knowledge of the Sellers, no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings or Product Approvals since January 1, 2017.

(c)         All Product Regulatory Materials disclosed to Buyer are true, correct and complete in all material respects.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), since January 1, 2017, Sellers have not received any written notice of adverse finding, written notice of violation, warning letter, untitled letter, regulatory letter, notice of inspectional observations (Form FDA 483), correspondence regarding the termination or suspension or delay or modification of any ongoing clinical or pre-clinical studies or tests, establishment inspection reports or other correspondence or notice from the FDA or any other applicable Governmental Authority that assert (i) any deficiency in the conduct of any research, formulation, pre-clinical or other testing, clinical trial, investigation, post-market research (including research required by a Governmental Authority) in connection with the Products, or the manufacture, processing, packaging, holding, distribution, marketing or selling of the Products, or (ii) any other lack of compliance with Health Care Laws in connection with the Products. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), since January 1, 2017, Sellers have not received written notice of any pending or threatened civil, criminal, administrative or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena, or request for information by any Governmental Authority relating to any violation of Health Care Laws against the Sellers or, to the Knowledge of the Sellers, any person that has or is conducting or overseeing any research, development, pre-clinical or clinical testing of the Products, or that manufactures, packages, labels, imports, exports, stores, distributes or sells the Products pursuant to a manufacturing, supply or other arrangement with the Sellers, in each case since January 1, 2017.

(e)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), neither the Sellers, nor, to the Knowledge of the Sellers, any member, officer, director, partner, employee, contractor or agent of any of the Sellers has made an untrue statement of fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy since January 1, 2017. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), neither the Sellers nor any member, officer, director, partner, employee, contractor or agent of the Sellers has been assessed or threatened with assessment of a civil monetary penalty, debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any Health Care Laws or exclusion under 42 U.S.C. Section 1320a 7 or any Health Care Laws since January 1, 2017. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), neither the Sellers nor, to the Knowledge of the Sellers, any member, officer, director, partner, employee or agent of the Sellers, are subject to any proceeding by any Governmental Authority that would reasonably be expected to result in such suspension, exclusion or debarment and to the Knowledge of the Sellers, there are no facts that would reasonably be expected to give rise to such suspension, exclusion or debarment. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), the Sellers are not currently, and have not been, since January 1, 2017, (i) a party to any consent decree, judgment, order, or settlement, or any actual or potential settlement agreement, corporate integrity agreement or certification of compliance agreement, or (ii) a defendant or named party in any unsealed qui tam/False Claims Act litigation, in each case that relates to the Products.

(f)          To the Knowledge of the Sellers, the Sellers have not received any notice or other correspondence from the FDA, any other Governmental Authority or any safety oversight board commencing, or threatening to initiate, any action to place a clinical hold order on, or to terminate, delay, suspend, or materially modify any proposed or ongoing clinical or pre-clinical studies or tests sponsored by or conducted on behalf of the Sellers relating to any Product, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

(g)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), all manufacturing operations conducted by or on behalf of the Sellers or that Sellers use in the Ordinary Course of Business to manufacture their Products related to the Products have been, since January 1, 2017, and are being conducted in accordance, in all material respects, with Good Manufacturing Practice requirements for the Products and there has not been any notice or other correspondence from the FDA or any other Governmental Authority to recall, suspend or otherwise restrict the manufacture of the Products since January 1, 2017. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), since January 1, 2017, the Sellers have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, and to the Knowledge of the Sellers, there are no facts that are reasonably likely to cause the recall of any Product.

Section 3.15        Privacy and Data Security.

(a)         The Sellers are, and since January 1, 2017 have been, in all material respects in compliance with all applicable Information Privacy and Security Laws with respect to the Business. With respect to the Business, the Sellers maintain policies and procedures regarding data security and privacy and maintain administrative, technical, organizational and physical security safeguards that are required in compliance with all applicable Information Privacy and Security Laws.

(b)         Since January 1, 2017, and solely to the extent required under applicable Information Privacy and Security Laws, the Sellers have had in place written data processing agreements with any key vendors acting as processors in material compliance with applicable Information Privacy and Security Laws in the case of processors.

(c)         With respect to the Business, to the Knowledge of the Sellers, since January 1, 2017, there have been no material Personal Data breaches or material cybersecurity incidents (collectively, “Breaches“) subject to any Information Privacy and Security Laws. No notice or claim has been received by any of the Sellers from a third party vendor or any other Person alleging any Breach, including those alleging any breach of the GDPR since January 1, 2017. With respect to the Business, to the Knowledge of the Sellers, none of the Sellers has experienced a loss, or an unauthorized disclosure, use, or breach of data protection, privacy or security, of any Sensitive Data that required notice to any Person (including any Governmental Authorities or parties to any Contract) under any applicable Information Privacy and Security Laws since January 1, 2017. No Person (including any Governmental Authority or parties to any Contract) has commenced any Action relating to any Seller’s information privacy or data security practices with respect to the Business or, to the Knowledge of the Sellers, threatened any such Action or made any complaint, investigation, or inquiry relating to such practices since January 1, 2017. None of the Sellers has received any notice, request or other communication from any supervisory authority (as defined in the GDPR), or has been subject to any investigation or proceedings (whether of a criminal, civil or administrative nature) by any competent legal or regulatory authority, in each case relating to its processing of Personal Data with respect to the Business since January 1, 2017.

Section 3.16        Environmental Matters.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers and the Business are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers and the Business are, and have since January 1, 2017 been, in compliance with all Environmental Permits required in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets. All such Environmental Permits are in full force and effect and to the Knowledge of the Sellers, there is no claim or action currently pending or threatened that is or would reasonably be expected to result in a Material Adverse Effect.

(c)         To the Knowledge of Sellers, there is no Environmental Claim pending or threatened against or affecting any Seller or the Business that is or would reasonably be expected to have a Material Adverse Effect.

Section 3.17        Material Contracts.

(a)         Except as disclosed in any Company SEC Document filed and publicly available or as set forth on Section 3.17 of the Disclosure Letter (collectively, the “Material Contracts“) and except for agreements entered into by any Seller (or any of their Subsidiaries) after the date of the Original Agreement in accordance with Section 5.1 (each such agreement which would be required to be listed on Section 3.17 of the Disclosure Letter if in effect on the date of the Original Agreement, also a “Material Contract“), no Seller is party to or bound by:

(i)                Contracts with any Affiliate or current or former officer or director of any Seller (other than employment-related Contracts).

(ii)              Contract relating to any material business, equity or asset acquisition by any Seller (or any of their Subsidiaries) or any disposition of any significant portion of the business, equity or assets of any Seller (or any of their Subsidiaries) (in each case other than acquisitions or dispositions involving aggregate payments of less than $150,000 or the acquisition, sale or disposition of Inventory in the Ordinary Course of Business), in each case, since January 1, 2017;

(iii)              Contracts relating to Indebtedness;

(iv)             collective bargaining agreement or other agreement or arrangement with a labor union, trade union, works council, labor organization or other employee-representative body;

(v)               [intentionally omitted];

(vi)             any Contract pursuant to which a Seller (A) is granted or obtains or agrees to grant or obtain any right to use or otherwise exploit any material Intellectual Property included in the Transferred Assets, (B) is restricted in its right to use or register any material

Intellectual Property included in the Transferred Assets, or (C) permits or agrees to permit any other Person to use, enforce or register any material Intellectual Property included in the Transferred Assets, including any license agreements, coexistence agreements and covenants not to sue; in each case excluding any Contracts (i) containing non-exclusive licenses of Intellectual Property relating to the development, manufacture, distribution, sale or other commercialization of Products entered into in the Ordinary Course of Business or (ii) entered into for commercially available Software with annual payments below $50,000;

(vii)         any material Contract or consent decree with or from any Governmental Authority;

(viii)        any Contract that imposes on any Seller or any of their respective Affiliates (including Buyer and its Affiliates following the Closing) (other than those contained in confidentiality agreements or similar Contracts) (A) any restriction on soliciting customers or employees or any non-competition restrictions, (B) any restriction on entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world, (C) a “most favored nation” pricing provision or exclusive marketing or distribution rights relating to any products or territory or minimum purchase obligations or exclusive purchase obligations with respect to any goods or services binding such Seller or its Affiliates in favor of the counterparty, (D) any right of first refusal or right of first offer or similar right or limitations on the ability of any Seller (or any of their Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or business granted to the counterparty to any Contract, or (E) other than restrictions that will cease to be effective on and after the Closing, any restriction on either the payment of dividends or distributions or the incurrence of Encumbrances on the property or assets of any Seller (or any of their Subsidiaries);

(ix)           any Contract with the customers and suppliers required to be listed on Section 3.19(a) or Section 3.19(b) of the Disclosure Letter;

(x)            any Contract with a sole source supplier, pursuant to which such supplier provides to a Seller equipment, materials or services that are necessary for the sale, performance, manufacturing or support of the Business;

(xi)           [intentionally omitted];

(xii)          any irrevocable power of attorney given by any Seller (or any of their Subsidiaries) to any Person for any purpose whatsoever with respect to any Seller (or any of their Subsidiaries); and

(xiii)        any material agreement relating to any strategic alliance, joint development, joint marketing, partnership, joint venture or similar arrangement.

(b)           Except as set forth on Section 3.17(b) of the Disclosure Letter Sellers have made available to Buyer a true, correct and complete copy of each Contract listed on Section 3.17 of the Disclosure Letter, as amended to date. As of the date of the Original Agreement each Material Contract is, and as of the Closing Date and subject to approval of the Bankruptcy Court, assuming payment of the Cure Amounts, each Transferred Contract will be, valid and binding on the Sellers and, to the Knowledge of the Sellers, the counterparties thereto, and in full force and effect, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law. As of the date of the Original Agreement, to the Knowledge of the Sellers, no party has repudiated in writing any material provision of a Material Contract or given written notice that a Material Contract has terminated or will be terminating and, excluding the effect of the Bankruptcy Case, no Seller is in breach of, or default under, in any material respect, a Material Contract to which it is a party. As of the date of the Original Agreement, except for violations, breaches or defaults which have been cured and for which no Seller has any Liability, or which will be cured as a result of the payment of the applicable Cure Amount, no Seller and, to the Knowledge of the Sellers, no other party to any Material Contract, has breached or defaulted in any material respect under, or has improperly terminated, revoked or accelerated, any Material Contract, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration, in each case except as would not reasonably be expected to be material to the Business (taken as a whole).

Section 3.18        Accounts Receivable; Inventory.

(a)         The accounts receivable shown in the Seller Financial Statements or that constitute Transferred Assets arose in the Ordinary Course of Business. Allowances for doubtful accounts set forth in the Seller Financial Statements have been prepared and recorded in accordance with GAAP and in accordance with the past practices of the Sellers. The accounts receivable constituting Transferred Assets are not subject to any material claim of offset, recoupment, set off or counter-claim and, to the Knowledge of the Sellers, there are no specific facts or circumstances that would give rise to any such claim in any such case, except to the extent collected or otherwise reflected in the allowances for doubtful accounts or returns reserve as provided for in the Seller Financial Statements or, with respect to the Transferred Assets, as reflected in the Net Product Working Capital.

(b)         The Inventory is, in all material respects, of a quality and quantity usable and, in the case of finished goods, saleable, in the Ordinary Course of Business, except for obsolete, damaged, defective or slow moving items as reflected in the reserves in the Seller Financial Statements.

Section 3.19        Customers and Suppliers.

(a)         Listed in Section 3.19(a) of the Disclosure Letter are (i) (i) the ten (10) largest customers of the Business, taken as a whole by revenue for the year ended December 31, 2018. As of the date of the Original Agreement, no Seller has received any written notice, or to the Knowledge of the Sellers, oral notice, that any of the customers listed on Section 3.19(a) of the Disclosure Letter has materially decreased since January 1, 2018, or will materially decrease, its purchase of the products, equipment, goods and services of the Business. From January 1, 2018, to the date of the Original Agreement, to the Knowledge of Sellers, there has been no termination, cancellation, or material limitation of, or any material modification or change in, the business relationship between any Seller and any customer listed on Section 3.19(a) of the Disclosure Letter.

(b)         Listed in Section 3.19(b) of the Disclosure Letter are the ten (10) largest suppliers of services, raw materials, supplies, merchandise and other goods for the Business, taken as a whole by cost for the year ended December 31, 2018. As of the date of the Original Agreement, no Seller has received any written notice or, to the Knowledge of the Sellers, oral notice that any such supplier will not provide such services or sell such raw materials, supplies, merchandise and other goods to the Business at any time after the Closing on terms and conditions materially similar to those used in its current sales to the Sellers, subject only to general and customary price increases or decreases and the effects of the filing and administration of the Bankruptcy Cases.

Section 3.20        Certain Payments. Since January 1, 2017, none of the Sellers (nor, to the Knowledge of the Sellers, any of their respective directors, executives, representatives, agents or employees, in the course of their actions for, or on behalf of, any of the Sellers) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) has violated or is violating any material provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any foreign or domestic government official or employee.

Section 3.21        Brokers. Except for Guggenheim Securities, LLC and Ducera Partners LLC, the fees, commissions and expenses of which will be paid by the Sellers, no broker, finder or investment banker engaged by or on behalf of the Sellers is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.22        Exclusivity of Representations and Warranties. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, NO SELLER OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE OR MAKES, AND BUYER HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, WITH RESPECT TO ANY SELLER OR ANY OF ITS AFFILIATES, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, OR ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR RESPECTIVE BUSINESS, AFFAIRS, ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SELLER, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.  EXCEPT TO THE EXTENT SET FORTH IN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article III, NONE OF SELLER OR ANY OF ITS AFFILIATES, OR ANY OTHER PERSON OR ENTITY ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES, HAS MADE OR MAKES ANY REPRESENTATION OR

WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLER OR ANY OF ITS AFFILIATES OR OF THE BUSINESS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date of the Original Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates), as follows:

Section 4.1            Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate (or equivalent) power and authority to carry on its business as it is now being conducted and perform its obligations hereunder and under any Ancillary Agreement.

Section 4.2            Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of the Buyer is necessary to authorize such execution, delivery or performance. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3            No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which a Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, or compliance by each Buyer with any of the provisions hereof, (i) do not and will not conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to (A) the Organizational Documents of a Buyer, (B) any Law applicable to the Buyer or by which any property or asset of the Buyer are bound or affected, (C) any Order of any Governmental Authority or (D) any material contract or agreement to which a Buyer is a party, except, in the case of clause (B), (C) or (D), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (ii) do not and will not result in the creation of (or give rise to the right of any Person to require the grant of) any Encumbrance upon any of the assets of the Buyer, except as expressly contemplated by this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)           The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act or other applicable Antitrust Law or (ii) except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4            Financing. Concurrently with the execution of this Agreement, the Buyer has delivered to Seller Parent true and complete fully executed copies of the equity commitment letters (each a “Commitment Letter“) from each of (i) 1992 MSF International Ltd. and (ii) 1992 Tactical Credit Master Fund, L.P. (collectively, the “Commitment Parties“) confirming each such Person’s commitment to provide, or cause to be provided to, the Buyer with equity and debt financing in connection with the transactions contemplated by this Agreement in the amount, and on the terms and conditions, set forth in each Commitment Letter (the “Financing“). Each Commitment Letter is in full force and effect and is a valid and binding obligation of the Buyer and, the other parties thereto, enforceable against each Financing source in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as set forth or described in the Commitment Letters, there are no side letters, contingencies or conditions precedent to the obligations of counterparties thereto to provide the Financing. Buyer has no reason to believe that any of the conditions precedent to consummate the Financing on or prior to the Closing Date will not be satisfied on a timely basis and, subject to the terms and conditions of the Commitment Letters, the aggregate proceeds of the Financing are in an amount sufficient to allow the Buyer to perform all of its obligations under this Agreement required to be performed prior to or at Closing and, when funded, Buyer will have sufficient unrestricted cash on hand from the Financing to enable it to make payment of the Purchase Price, the Designated Contract Make-Whole Payments and any other amounts, in any such case, required to be paid in cash by Buyer at the Closing pursuant to the terms of this Agreement and each Ancillary Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that in no event shall the receipt by, or the availability of any Financing to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.

Section 4.5            Brokers. The fees, commissions and expenses of any broker, finder or investment banker engaged by or on behalf of the Buyer in connection with the transactions contemplated hereby other than the fees, commissions and expenses of Ducera Partners LLC (which will be paid by the Sellers) will be paid by the Buyer.

Section 4.6            Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis was conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Sellers relating to the Business and other information that they have requested in connection with their investigation of the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon (i) the aforementioned investigation, review and analysis and (ii) the representations and warranties set forth in Article III (and is not relying on any other factual representations or opinions of the Seller or its representatives). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business and the Transferred Assets without any surviving representations or warranties, on an “as is” and “where is” basis and, other than the representations and warranties set forth in Article III, none of the Sellers, any of their Affiliates, or any of their respective officers, directors, employees, agents, Representatives or direct or indirect equityholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Transferred Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to: (a) merchantability or fitness for any particular use or purpose; (b) the operation of the Business by the Buyer after the Closing in any manner; or (c) the probable success or profitability of the Business after the Closing. Except as expressly set forth in the representations and warranties set forth in Article III, none of the Sellers, any of their Affiliates or any their respective officers, directors, employees, agents, Representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer or its Affiliates or Representatives of, or the Buyer’s use of, any information relating to the Business or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Buyer or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or in any other form in expectation of the transactions contemplated by this Agreement. The Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties.

Article V
COVENANTS

Section 5.1            Conduct of Business Prior to the Closing.

(a)           Except (1) as otherwise contemplated by this Agreement, (2) as set forth in Section 5.1 of the Disclosure Letter, (3) as required by the Bankruptcy Code or by Order of the Bankruptcy Court (it being understood that no provision of this Section 5.1 will require the Sellers to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code), (4) as otherwise required by Law or any Order, or (5) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Original Agreement until the Closing Date, the Sellers shall:

(i)              conduct the Business in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom the Sellers deal in the Ordinary Course of Business, subject to the limitation that any payments necessary for the forgoing shall be provided for and within the amounts in the Approved Budget approved from time to time; and

(ii)             use commercially reasonable efforts to maintain the Transferred Assets in good working condition and repair (normal wear and tear excepted), pay expenses and payables of the Business in the Ordinary Course of Business and collect accounts receivable of the Business in the Ordinary Course of Business, subject to the limitation that any payments necessary for the forgoing shall be provided for and within the amounts in the Approved Budget approved from time to time.

(b)           Except (1) as otherwise contemplated by this Agreement, (2) as set forth in Section 5.1 of the Disclosure Letter, (3) as required by the Bankruptcy Code or by Order of the Bankruptcy Court (it being understood that no provision of this Section 5.1 will require the Sellers to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code), (4) as otherwise required by Law or any Order (5) pursuant to a Treximet Sale or (6) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Original Agreement until the Closing Date or earlier termination of this Agreement, the Sellers shall not in connection with the Business:

(i)              sell, transfer, lease, sublease or otherwise dispose of any Transferred Assets (other than Intellectual Property, which is the subject of Section 5.1(b)(xv)) or any interest therein, other than immaterial dispositions and Inventory sold or disposed of in the Ordinary Course of Business;

(ii)             acquire any corporation, partnership, limited liability company, other business organization or division or material portion of the assets thereof;

(iii)            merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(iv)            enter into any transaction relating to the acquisition of fixed assets that will constitute Transferred Assets in excess of $150,000, other than as provided for in the Approved Budget approved from time to time;

(v)             amend or otherwise modify their Organizational Documents;

(vi)            enter into, amend, waive, terminate or otherwise modify any Contract that would be a Material Contract of the kind described in any of clauses (v), (vii), (viii), (ix) or (xiii) of Section 3.17(a);

(vii)           take any action in breach of the Sale Procedures or the Sale Order;

(viii)        (A) fail to exercise any rights of renewal with respect to any Leased Real Property (other than Excluded Assets) that by its terms would otherwise expire, or (B) amend, waive, terminate or otherwise modify any of the Leases (other than Excluded Assets) in any material respect, unless in the case of clause (A), the Buyer has indicated that it wishes the Sellers to reject such Lease and such Lease does not relate to a facility where the Buyer intend to conduct transition services pursuant to Section 5.15 (so long as during the post-Closing period the Buyer remit the amounts required by Section 5.15 relating to such Lease);

(ix)           other than as required by applicable Law or pursuant to the terms of any Employee Plan, (A) enter into, establish, adopt, materially amend or terminate any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date of date of the Original Agreement), (B) grant, announce or effectuate any increase or modification in the salaries, bonuses or other compensation and benefits payable or to become payable to any Business Employee set forth in Section 5.4(b) of the Disclosure Letter, (C) promote or terminate the employment of (other than for cause) any Business Employee set forth in Section 5.4(b) of the Disclosure Letter or (D) transfer the employment of any individual set forth in Section 5.4(b) of the Disclosure Letter out of the Business;

(x)            terminate or materially alter the course of any current clinical trials, except where such action is deemed necessary by an ethics board or the Sellers to protect subject safety;

(xi)           amend, waive or otherwise modify in any material respect or terminate any Transferred Contract or modify, waive, release or assign any material rights or claims thereunder, in each case whether in connection with any extension, renewal or replacement of such Transferred Contract, or otherwise;

(xii)          engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to pre-Closing periods sales to customers or distributors that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice (including providing any discount, accommodation or other concession outside the Ordinary Course of Business) with the intent of accelerating to pre-Closing periods collections of accounts receivable that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice with the intent of postponing to post-Closing periods payments with respect to any Transferred Assets or Assumed Liabilities that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (D) any other promotional sales, discount activity or deferred revenue activity in each case outside the Ordinary Course of Business;

(xiii)        (A) reject or terminate any Material Contract or seek Bankruptcy Court approval to do so, or (B) fail to oppose any action by a third party to terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Material Contract;

(xiv)        with respect to any Transferred Asset, (A) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases (other than pursuant to the Sale Order, the Interim DIP Order or the Final DIP Order); or (B) fail to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

(xv)         grant or acquire, or dispose of or permit to lapse, any rights to any material Intellectual Property included in the Transferred Assets, or disclose or agree to disclose to any Person, other than Representatives of the Buyer, any material Trade Secret included in the Transferred Assets; in each case except in the Ordinary Course of Business;

(xvi)        (A) compromise, settle or agree to settle, or consent to judgment in, any one or more Actions, or (B) institute any Action concerning any material Intellectual Property included in the Transferred Assets;

(xvii)      make, revoke or change any material election relating to Taxes of the Business or Transferred Assets that would reasonably be expected to have an adverse effect on the Buyer or any of its Affiliates, for any taxable period, or portion thereof, beginning after the Closing Date;

(xviii)     make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP; or

(xix)        agree or commit to any of the foregoing.

(c)            Except (1) as otherwise contemplated by this Agreement, (2) as set forth in Section 5.1 of the Disclosure Letter, (3) as required by the Bankruptcy Code or by Order of the Bankruptcy Court (it being understood that no provision of this Section 5.1 will require the Sellers to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code), (4) as otherwise required by Law or any Order, or (5) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Original Agreement until the Closing Date or earlier termination of this Agreement, the Sellers shall not:

(i)              voluntarily pursue or seek, or fail to oppose any third party in pursuing or seeking, a conversion of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers;

(ii)             enter into any Contract under which the Buyer would after the Closing be restricted in any material respect with respect to distribution, licensing, marketing, purchasing or development of products or services if such Contract were a Transferred Contract;

(iii)            create, incur, assume, or suffer to exist, directly or indirectly, any Encumbrances on any of the Transferred Assets (whether now owned or hereafter acquired) (other than any Permitted Encumbrances);

(iv)            authorize, or make any commitment with respect to, any single capital expenditure or series of related capital expenditures that is in excess of $150,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Business taken as a whole; or

(v)             incur, assume, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness other than Indebtedness incurred under the DIP Credit Agreement or any such Indebtedness that is an Excluded Liability and not secured by any Encumbrances (other than any Permitted Encumbrances) on any Transferred Asset.

(d)           To the extent any of the Lockbox Accounts are Transferred Assets, from 12:01 a.m. of the Closing Date, Sellers shall not transfer any cash out of such Lockbox Account.

Section 5.2            Covenants Regarding Information.

(a)           From the date of the Original Agreement until the Closing Date, upon reasonable request, the Sellers shall afford the Buyer and its Representatives reasonable access during normal business hours to all of the properties, offices and other facilities, books and records (including Tax records) of the Sellers, and shall furnish the Buyer and its Representatives with such financial, operating and other data and information, and provide reasonable access, upon reasonable request, to all the officers, key employees, accountants and other Representatives of the Sellers as the Buyer may reasonably request. In addition, the Sellers shall cooperate to allow the Buyer reasonable access to employees in order to determine its designation of Transferred Employees. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would reasonably be expected to adversely affect any attorney-client or other legal privilege or contravene any applicable Laws.

(b)           For a period of one (1) year following the Closing Date, upon reasonable request, the Seller shall afford the Buyer and its Representatives reasonable access during normal business hours to the books and records (including Tax records) of the Sellers and the Buyer shall afford the Sellers and its Representatives reasonable access during normal business hours to the Books and Records.

(c)           By no later than March 30, 2019, Sellers shall deliver or cause to be delivered to Buyer (i) an unaudited consolidated monthly balance sheet and related consolidated statements of income and cash flows for the month ended February 28, 2019, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the Unaudited Financial Statements; and (ii) a written statement setting forth Sellers’ good faith estimate of the Excess Cash Amount, Net Product Working

Capital, Seller-Paid Buyer Taxes and Unpaid Seller Taxes as of February 15, 2019 and February 28, 2019, together with reasonable supporting evidence that such estimate has been prepared in accordance with the Accounting Principles and the Reference Statement. Sellers shall deliver or cause to be delivered the aforementioned information for each subsequent month-end following February 2019 by no later than 25 days after the end of such month.

Section 5.3            Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 5.4            Employee Matters.

(a)           Sellers shall update the Employee Census as of five (5) days prior to the Closing Date. Within ten (10) days prior to the anticipated Closing Date, Sellers shall provide the Buyer with a list of any applicable individuals who are expected to be Qualified Leave Recipients as of the Closing Date and shall update that list from time to time through the Closing Date as necessary.

(b)           Prior to the Closing, the Buyer shall provide (or cause one of its Affiliates to provide) to each Business Employee set forth in Section 5.4(b) of the Disclosure Letter (other than a Qualified Leave Recipient) an offer of employment on an “at will” basis, in each case to commence on such date as mutually agreed between Buyer and Seller (but in no event later than May 31, 2019). With respect to each Qualified Leave Recipient set forth in Section 5.4(b) of the Disclosure Letter, Buyer shall provide (or cause one of its Affiliates to provide) such Qualified Leave Recipient an offer of employment on an “at will” basis, in each case to commence on the later of (x) the date of his or her return to active employment and (y) such date as mutually agreed between Buyer and Seller (but, in the case of this clause (y), in no event later than May 31, 2019); provided, that such Qualified Leave Recipient returns to active status within ninety (90) days following the Closing Date, or such longer period of time required by applicable Law. Each Business Employee who accepts an offer of employment made pursuant to this Section 5.4 and who becomes an active employee of the Buyer or of one of its Affiliates shall be a “Transferred Employee”. The Sellers shall reasonably cooperate with the Buyer in effecting the Transferred Employees’ transfer of employment from the Sellers to the Buyer or an Affiliate of the Buyer as contemplated hereby. Each offer of employment made pursuant to this Section 5.4 shall be contingent upon the Closing and the issuance of the Sale Order.

(c)           Through and after the Closing Date, each Seller shall comply with its WARN Act obligations, if any. To the extent that any actions taken by Seller pursuant to this Section 5.4 trigger WARN Act obligations with respect to Business Employees who do not become Transferred Employees, Sellers shall be wholly responsible for such obligations.

(d)           As promptly as practicable (but no later than 30 days) after the date of the Original Agreement, Buyer and Sellers shall cooperate in good faith to (i) identify which Employee Plans shall be the Assumed Plans, together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) to the extent relating to Transferred Employees and (ii) to effect the transfer of such Assumed Plans and funding arrangements related thereto effective as of the Closing. As soon as practicable, but not more than ten (10) days, following identification of each Assumed Plan and prior to the Closing, Sellers shall provide the documentation described in the third sentence of Section 3.9(a) of this Agreement with respect to such Assumed Plan.

(e)           The Buyer shall pay all unpaid wages and salaries, in respect of Transferred Employees, which are earned or accrued during the payroll period in which the Closing Date occurs.

(f)            Subject to the Buyer’s right to terminate any Transferred Employees in accordance with applicable Law, the Buyer shall provide, or shall cause one of its Affiliates to provide, for a period of one (1) year from and after the Closing Date, each Transferred Employee with (i) a base salary or wage rate, as applicable, that is equal to the base salary or wage rate provided to such Transferred Employees as of immediately prior to the Closing Date and (ii) other compensation and benefits (excluding any equity-based compensation, defined benefit pension benefits or retiree welfare benefits) substantially similar to the other compensation and benefits (excluding any equity-based compensation, defined benefit pension benefits or retiree welfare benefits) provided to such Transferred Employees as of immediately prior to the Closing Date.

(g)           The Sellers and the Buyer may determine to seek Bankruptcy Court authorization to implement an employee incentive plan, in a mutually agreed upon form (which form shall be agreed by each of the Parties in their sole discretion) (the “Employee Incentive Plan“).

(h)           To the extent permitted by Law, all unused vacation and paid time off of the Transferred Employees accrued as of the Closing Date shall, effective as of the Closing Date or, if later, the date on which such Transferred Employee becomes an employee of the Buyer, be transferred to and assumed by the Buyer and the Buyer shall honor such accrued vacation on the same basis as under the Sellers’ vacation policy as in effect immediately prior to the Closing.

(i)            The Buyer will offer and provide COBRA continuation coverage for all (i) Transferred Employees and their respective spouses and dependents and (ii) employees and former employees of the Sellers who are not Transferred Employees and their respective spouses and dependents.

(j)            For purposes of eligibility, vesting, and participation (excluding, with respect to benefit accrual, retiree welfare benefits and defined benefit pension benefits) under any employee benefit plans of the Buyer or one of its Affiliates in which Transferred Employees participate after the Closing Date (collectively, the “Buyer Plans“), the Buyer shall credit each Transferred Employee with his or her years of service with Sellers before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under the comparable Employee Plans in which such Transferred Employees participated immediately prior to the Closing (such Seller plans, the “Sellers Plans“), except to the extent such credit would result in a duplication of benefits.

(k)           For purposes of each Buyer Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, the Buyer shall use reasonable best efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under Sellers Plans). In addition, the Buyer shall use reasonable best efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Sellers Plan providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year during which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Plan in which he or she participates.

(l)            As soon as practicable following the Closing Date, with respect to the Employee Plans that are tax-qualified defined contribution plans, the Buyer shall permit the Transferred Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Buyer or an Affiliate.

(m)          Except as otherwise provided in this Section 5.4, from and after the Closing Date, the Sellers shall retain all (i) employment obligations with regard to those employees and former employees of the Sellers (or who are otherwise related to the Business) who are not Transferred Employees, and (ii) any Liabilities related to any Transferred Employees to the extent not assumed by the Buyer in this Section 5.4 or under Section 2.3.

(n)           The provisions of this Section 5.4 are for the sole benefit of the Parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a Party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Buyer or Sellers to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable Law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.

Section 5.5            Consents and Filings; Further Assurances.

(a)           Each of the Parties shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to confirm Buyer’ ownership of the Transferred Assets as promptly as practicable, including to use commercially reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations, notices and filings, including all necessary waivers, consents and approvals from customers and other parties; provided that, except for (i) the filing and prosecution of the Sale Motion and any other pleadings before the Bankruptcy Court as contemplated in this Agreement and (ii) the payment of any Cure Claim Seller is expressly obligated to pay pursuant to Section 2.6, nothing in this Agreement or any Ancillary Agreement shall require any Seller or any of their respective Affiliates to make any payment or initiate any Action to obtain consent to the transfer of any Transferred Asset as contemplated by this Agreement or any Ancillary Agreement. Without limiting the generality of the previous sentence and in each case subject to this Section 5.5, the Parties shall use commercially reasonable efforts to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the Buyer’s ownership and operation of the Transferred Assets and the Business immediately following the Closing; (ii) promptly (and in no event later than fifteen (15) Business Days after the date here) deliver all necessary notices and filings (including any notification and report form and related material required under the HSR Act), and thereafter make any other required submissions, with respect to this Agreement required under applicable Law; (iii) comply at the earliest practicable date with any request under applicable Law for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from any Governmental Authority including the Federal Trade Commission, the Antitrust Division of the United States Department of Justice in respect of such notices or filings or otherwise with respect to this Agreement or in connection with the transactions contemplated hereby; (iv) cooperate with each other in connection with any such notice or filing or request (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Governmental Authority under applicable Law with respect to any such filing or otherwise with respect to this Agreement or in connection with the transactions contemplated hereby; (v) not extend any waiting period or similar period under applicable Law or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated hereby; and (vi) defend and resolve any investigation or other inquiry of any Governmental Authority under all applicable Laws, including by defending against and contesting administratively and in court any litigation or adverse determination initiated or made by a Governmental Authority under applicable law. Buyer shall pay all filing fees and other charges for the filing under the HSR Act or other Antitrust Law by the Parties.

(b)           Each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority with respect to this Agreement or in connection with the transactions contemplated hereby and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. Sellers shall not agree to participate in any meeting with any Governmental Authority in respect of any notices, filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting or similar periods under applicable Law. Subject to applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)           From time to time, whether at or following the Closing, the Sellers and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to vest in the Buyer all the right, title, and interest in, to or under the Transferred Assets, to provide the Buyer and the Sellers all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Parties will use its commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied.

Section 5.6            Refunds and Remittances.

(a)           After the Closing: (i) if the Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Sellers.

(b)           In the event that, after the Closing Date, (i) Sellers or any their Affiliates have retained ownership of an asset (including any Contract) that is a Transferred Asset as contemplated by this Agreement, for no additional consideration to the Sellers or any of their Affiliates, the Sellers shall and shall cause their controlled Affiliates to convey, assign or transfer promptly such Transferred Asset to the Buyer, and the Parties hereto shall execute all other documents and instruments, and take all other lawful actions reasonably requested including in the case of the Sellers with respect to any Contracts identified as Transferred Contracts after the Closing Date make the requisite filings with the Bankruptcy Court and deliver the requisite notices to counterparties under any such Transferred Contracts, in order to assign and transfer such Transferred Asset to the Buyer or its designees or (ii) an Excluded Asset has been conveyed to the Buyer or any of its Affiliates, the Buyer shall (or shall cause its Affiliate to), for no consideration, convey, assign or transfer promptly such Excluded Asset to the Sellers, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to assign and transfer such Excluded Asset to Sellers or their designee.

Section 5.7            Public Announcements. On and after the date of the Original Agreement and through the Closing Date, the Parties shall consult with each other before making any press release, securities filing or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither the Buyer nor the Sellers shall make any press release, securities filing or any public statement prior to obtaining the Seller

Parent’s (in the case of the Buyer) or the Buyer’s (in the case of the Sellers) written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.8            Bankruptcy Court Filings and Approval.

(a)           Not later than March 3, 2019, Seller Parent and each of the other Sellers shall file voluntary petitions for relief commencing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and file and serve one or more motions, each in form and substance reasonably acceptable to the Buyer, seeking approval of (i) the DIP Credit Agreement and the related guarantees and liens contemplated to be provided with respect to the DIP Credit Agreement on an interim and final basis, (ii) the Sale Procedures Order and the Sale Order (the motion filed pursuant to this clause (ii), the “Sale Motion“) and (iii) the assumption of the Services Agreement (if not earlier terminated).

(b)           Not later than five (5) days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.

(c)           Not later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the Sale Procedures Order.

(d)           Not later than sixty (60) days after the Petition Date, the Auction (if necessary) shall have been held pursuant to the Sale Procedures Order.

(e)           Not later than seventy-five (75) days following the Petition Date, the Bankruptcy Court shall have entered the Sale Order.

(f)            The Buyer agrees and acknowledges that the Sellers and their Affiliates shall be permitted, and shall be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to the Buyer and its Affiliates and Representatives) relating to a Competing Bid or a Treximet Bid; provided, that from the date of the Original Agreement until the bid deadline pursuant to the Sales Procedure Order, Sellers shall (i) promptly (and in any event within one (1) Business Day) notify the Buyer of any written Competing Bid or written Treximet Bid, (ii) promptly (and in any event within one (1) Business Day) notify the Buyer of the identity of any Person making a written Competing Bid or written Treximet Bid and provide a copy of such Competing Bid or Treximet Bid and a summary of the material unwritten terms of any Competing Bid or Treximet Bid and any material updates thereto and (iii) make available to Buyer all written due diligence information made available to the Person making such written Competing Bid or written Treximet Bid and/or its Representatives that has not been made available to Buyer (the obligations set forth in clauses (i), (ii) and (iii), the “Competing Bid Obligations“). The Buyer’s sole and exclusive remedy for any threatened or actual breach by the Sellers of their Competing Bid Obligations shall be to exercise their rights to specific performance under Section 9.15.

(g)           The Sellers shall give the Buyer reasonable advance notice and proposed drafts of all pleadings, motions, orders, notices, other papers, hearings, and other proceedings relating to this Agreement and the transactions contemplated hereby, and shall provide the Buyer and its counsel with a reasonable opportunity to review such papers prior to filing with the Bankruptcy Court unless such advance notice is impossible or impracticable under the circumstances, in which case the Sellers shall deliver copies of such papers substantially simultaneously with the filing with the Bankruptcy Court.

(h)           The Sellers shall serve notices of assumption of the Transferred Contracts, including designation of Cure Claims, in form and substance approved by the Buyer, on all necessary parties substantially concurrently with the filing of the Sale Motion.

(i)            In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, the Sellers shall immediately notify the Buyer of such appeal or stay request and shall provide to the Buyer promptly a copy of the related notice of appeal or order of stay. The Sellers shall also provide the Buyer with written notice of any motion or application filed in connection with any appeal from such orders. The Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal or stay request and the Sellers and the Buyer agree to use their reasonable efforts to obtain an expedited resolution of such appeal or stay request; provided, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated hereby, if the Sale Order shall have been entered and has not been stayed and the Buyer, in its sole and absolute discretion, waives in writing the condition that the Sale Order be a Final Order.

(j)            After entry of the Sale Order, to the extent the Buyer is the Successful Bidder, the Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order unless the Buyer consents to such action in writing.

Section 5.9            Pernix Marks. Except as provided in this Section 5.9 and the IP License Agreement (if delivered by the Parties at the Closing pursuant to Section 2.9), the Sellers shall, as promptly as practicable (but in no event later than thirty (30) Business Days) after the Closing, cease using and displaying any trademarks that are included in the Transferred Assets. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Sellers may continue using the Pernix Marks in their respective corporate names and business names and otherwise in connection with their respective operations or the exploitation of any Excluded Assets, including in connection with any proceedings before the Bankruptcy Court or any regulatory filings (it being understood that, for the avoidance of doubt, nothing in this Agreement shall be construed as preventing any Seller from making any fair use of any of the Pernix Marks).

Section 5.10        Assumed Liabilities; Adequate Assurance of Future Performance. The Parties agree that they will promptly take commercially reasonable actions to provide the evidence required to establish that the Buyer can provide adequate assurance of future performance of the Transferred Contracts, including such affidavits, non-confidential financial information and other documents or information as may be necessary or desirable for filing with the Bankruptcy Court and making the Buyer’s and the Sellers’ Representatives available to testify before the Bankruptcy Court.

Section 5.11        Sale Free and Clear. The Sellers acknowledge and agree, and the Sale Order shall be drafted to provide, without limitation, that, (a) on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Interests, against or created by the Sellers, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Transferred Assets (other than Permitted Encumbrances and Assumed Liabilities) and (b) the Buyer is not a successor to any Seller or the bankruptcy estate by reason of any theory of law or equity, and the Buyer shall not assume or in any way be responsible for any Liability of the Sellers, any of their Affiliates and/or the bankruptcy estate, except as expressly provided in this Agreement. On the Closing Date, the Transferred Assets shall be transferred to the Buyer free and clear of any and all Interests, other than Permitted Encumbrances and Assumed Liabilities, to the fullest extent permitted by Section 363 of the Bankruptcy Code.

Section 5.12        Product Liability Insurance. The Buyer shall obtain (through assumption, in accordance with Section 2.6 hereof, or otherwise at or prior to the Closing, at Buyer’s sole discretion) and maintain customary product liability insurance coverage in respect of all Transferred Assets, consistent with the Company Group’s past practice, for not less than seven (7) years following the Closing, which coverage shall (x) include the Company Group as named insureds and (y) be maintained at a level consistent with the Company Group’s past practices; provided, that such coverage of similar scope is commercially available and at a substantially similar cost to the Company Group’s historical cost for such coverage. Buyer shall endeavor, whether under assumption or otherwise, to secure coverage with insurance companies currently providing the Company Group’s product liability insurance policies (or, alternatively with an insurance company of similar reputation and creditworthiness). In lieu of the coverage described in the immediately preceding sentences, Buyer may, in its sole discretion, execute the “tail” provision under the current Company Group product liability insurance policies in respect of all Transferred Assets with an extended reporting claims period of not less than seven (7) years from the Closing.

Section 5.13        Intellectual Property Registrations. Prior to the Closing Date, Seller shall execute or have executed and file any documents reasonably requested, drafted and provided by Buyer to effect the change of ownership and recordals with any applicable patent, trademark, and copyright offices and domain name registrars and other similar authorities (i) where Intellectual Property included in the Transferred Assets is still recorded in the name of legal predecessors of any Seller or any Person other than a Seller or (ii) where the relevant recordals of the patent, copyright, and trademark offices, and domain name registrars, and other similar authorities with respect to any Seller’s Intellectual Property included in the Transferred Assets are materially incorrect for any other reason; provided that, in each case, the form and content of any such documents shall be subject to Sellers’ agreement, not to be unreasonably withheld. Buyer shall reimburse Seller for any reasonable out of pocket costs incurred by Seller in fulfilling Seller’s obligations under this Section 5.13.

Section 5.14        Medical Inquiries. Promptly following the Closing Date, the Buyer shall identify the person to whom the Sellers shall refer all routine medical information requests by telephone or in writing.

Section 5.15        Transition Services.

(a)         If reasonably requested by the Buyer or the Sellers, as applicable, (i) to the extent the Sellers have access thereto and/or possession thereof, the Sellers shall permit any Transferred Employees to work at any facility that is an Excluded Asset and (ii) the Sellers and the Buyer shall negotiate, in good faith, a post-closing transition services agreement and an employee secondment agreement on terms that are mutually acceptable to the Parties, in each of case (i) and (ii), in order to provide (A) for the movement of any Transferred Assets, transfer of customer relationships and employees and such other assistance as the Buyer may reasonably need to facilitate any separation of the Transferred Assets from Excluded Assets and/or (B) for such services from the Transferred Employees as the Seller may reasonably need in connection with the wind-down of operations of the Sellers post-Closing; provided, that, in each case, any such transition services to be provided by the Sellers shall be subject to any winding-down of operations and related capabilities of the Sellers post-Closing. The cost of transition services (including the post-Closing costs during the transition period of maintaining the Leases that would have been rejected but for the Buyer’s intention to use the facilities related to such Leases to conduct transition services) shall be borne by the Buyer (and shall include a reasonable and customary administrative markup). The Sellers will not reject any Lease relating to a location for which the Buyer is requesting transition services; provided, that during the post-Closing period while the Buyer is using the transition services, the Buyer shall remit the amounts required by this Section 5.15.

(b)         From the date of the Original Agreement until the Closing Date, the Sellers shall use commercially reasonable efforts to negotiate a lease for the Morristown Facility, which lease shall be effective from and after, and be conditioned upon the occurrence of, the Closing and on other terms that are reasonable acceptable to the Buyer; provided that the failure to secure such lease shall not constitute a failure of any Closing condition.

Section 5.16        Certain Matters Regarding Treximet Sale.

(a)         In the event the Bankruptcy Court approves a Treximet Sale, it shall be a condition of such Treximet Sale that the Qualified Bidder in such Treximet Sale agrees to, without duplication, if any Shared Designated Contract is a Transferred Contract, (i) indemnify Buyer for any Liabilities under such Shared Designated Contract to the extent arising out of, resulting from or otherwise relating to the Treximet Business (the “Treximet-Related Shared Contract Liabilities“) and, unless such Qualified Bidder is credit worthy, as reasonably determined by Buyer, deliver the Treximet Letter of Credit to Buyer, (ii) reimburse Buyer for any Cure Claims (or portion thereof) actually paid by Buyer in respect of each Shared Designated Contract to the extent related to the Treximet Business, (iii) if the Qualified Bidder or any of its Affiliates receive any refund or other amount, or any refund or other amount under any Shared Designated Contract in each case to the extent such refund or other amount results from, arises out of or otherwise relates to the Business (excluding the Treximet Business), the Qualified Bidder shall promptly remit (or cause to be remitted), such refund or amount to the Buyer and (iv) not knowingly take any action (or omit to take any action) that is reasonably likely to result in any Liabilities under a Shared Designated Contract other than Treximet-Related Shared Contract Liabilities that are indemnified or reimbursed by the Qualified Bidder in accordance with this Section 5.16(a). Buyer acknowledges and agrees that, from and after the Closing, it will not knowingly take any action (or omit to take any action) that is reasonably likely to result in any Treximet-Related Shared Contract Liabilities.

(b)         In the event the Bankruptcy Court approves a Treximet Sale, from and after the Closing, (i) subject to Section 5.6 if the Buyer or any of its Affiliates receive any refund or other amount, or any refund or other amount that is a Treximet Asset under any Shared Designated Contract in each case to the extent such refund or other amount results from, arises out of or otherwise relates to the Treximet Business (but only to the extent such refund or other amount results from, arises out of or otherwise relates to the Treximet Business), the Buyer shall promptly remit (or cause to be remitted), such amount to the Treximet Buyer; and (ii) Buyer shall indemnify the Qualified Bidder in such Treximet Sale for any Assumed Liabilities under any Shared Designated Contact incurred by such Qualified Buyer to the extent arising out of, resulting from or otherwise relating to the Business (excluding the Treximet Business).

Section 5.17        Corporate Existence. The parties acknowledge and agree that nothing in this Agreement or any Ancillary Agreement shall require any Seller to maintain its corporate (or similar) existence, or prevent any Seller from winding down its operations, for more than 30 days following the Closing Date; provided, however, that if the Buyer elects pursuant to Section 2.1(b) to designate the Pernix Marks as Excluded Assets, any Seller holding a Product Approval shall be required to maintain its corporate (or similar) existence for a period of at least six (6) months following the Closing Date.

Section 5.18        Product Approvals(a). With respect to each Product in each jurisdiction, from and after the Closing Date, until the date on which the Buyer receives an assignment or transfer of the Product Approval for such Product in such jurisdiction, or a replacement thereof naming the Buyer as the Product Approval holder for such Product in such jurisdiction, the Sellers shall, with respect to each such Product in each such jurisdiction, maintain in continuous effect all applicable Regulatory Approvals. Buyer shall promptly reimburse all of Sellers’ reasonable and documented costs and expenses including upon the presentation of a reasonably detailed invoice, all of Sellers’ reasonable legal fees incurred as a result of it complying with its obligations pursuant to this Section 5.18. Buyer shall indemnify, defend and hold the Sellers harmless from and against any and all Liabilities arising out of or in connection with any Product Approval from and after the Closing through the date on which the Buyer receives an assignment or transfer of such Product Approval (or the related Regulatory Approval) for such Product, or a replacement thereof naming the Buyer as the Product Approval (or the related Regulatory Approval) holder for such Product.

Article VI
TAX MATTERS

Section 6.1            Transfer Taxes. Any and all value added tax, sales, use, excise, stock transfer, real property transfer, transfer stamp, registration, documentary, recording or similar Taxes payable solely as a result of the sale or transfer of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (“Transfer Taxes“) shall (to the extent not subject to an exemption under the Bankruptcy Code) be borne equally by the Buyer, on the one hand, and by the Sellers, on the other hand. The Sellers and the Buyer shall use commercially reasonable efforts and cooperate in good faith to mitigate, reduce, or eliminate any such Transfer Taxes. All Tax Returns with respect to Transfer Taxes shall be timely filed by the party responsible for such filing under applicable Law.

Section 6.2            Tax Cooperation. The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Business, the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that neither the Buyer nor any Seller shall be required to disclose the contents of its Tax Returns to any Person. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 6.2 shall be borne by the Party requesting it.

Section 6.3            Certain Tax Elections. The Buyer and the Sellers agree (i) to use the “standard procedure” described in Section 4 of IRS Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to the Sellers’ Tax filing and payment obligations relating to the Business and the Business Employees and (ii) that the Buyer shall file (or cause to be filed) an IRS Form W-2 for each Business Employee with respect to the portion of the year during which such Business Employee is employed the Buyer that includes the Closing Date, excluding the portion of such year that such Business Employee was employed by the Sellers or their respective Affiliates.

Section 6.4            Apportionment of Certain Taxes. All real property, personal property and similar ad valorem Taxes, if any, levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes“) shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period ending on and including the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period“) and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period“). The Sellers shall be responsible for the proportionate amount of such Apportioned Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be responsible for the proportionate amount of such Apportioned Taxes that is attributable to the Post-Closing Tax Period. Any Apportioned Taxes shall be timely paid, and all applicable Tax Returns shall be timely filed, as provided by applicable Law.

Section 6.5            Payment of Taxes. Following the Closing, Buyer shall, to the extent permitted by Law, pay any and all unpaid Transfer Taxes and Apportioned Taxes to the applicable Governmental Entities and furnish Seller Parent with a copy of the receipt or other evidence of payment; provided, that in the case of any such Tax for which Sellers are primarily liable, Buyer shall, upon the request of Seller Parent, promptly pay to the applicable Seller the amount of such Tax (not to exceed the amount taken into account for such Tax in the Purchase Price) in order for such Seller to remit such amount to the applicable Governmental Entity, and Seller Parent shall furnish Buyer with a copy of a receipt or other evidence of payment.

Article VII
CONDITIONS TO CLOSING

Section 7.1            General Conditions. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, if any, shall have expired or shall have been terminated.

(c)           The Bankruptcy Court shall have entered the Sale Order and the Sale Procedures Order, and the Sale Order and the Sale Procedures Order shall each be a Final Order.

Section 7.2            Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller Parent in its sole discretion:

(a)           The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)           The Buyer shall have paid or otherwise satisfied all Cure Claims in respect of each Transferred Contract that is a Designated Contract.

(c)           The Sellers shall have received an executed counterpart of each document listed in Section 2.9(c)), signed by each party other than the Sellers (to the extent applicable).

Section 7.3            Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in their sole discretion:

(a)           The representations and warranties of the Sellers contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing; provided, that the Sellers’ performance of Competing Bid Obligations shall be disregarded for the purpose of determining whether this condition has been satisfied.

(b)           The Buyer shall have received an executed counterpart of each document listed in Section 2.9(b), signed by each party other than the Buyer (to the extent applicable).

(c)           The Bankruptcy Court shall have approved and authorized the assumption and assignment of the Transferred Contracts and the Sellers shall have paid or otherwise satisfied the Cure Claims expressly required to be paid or otherwise satisfied by the Sellers pursuant to Section 2.6.

(d)           No “Event of Default” (as such term is defined in the DIP Credit Agreement) shall have occurred and be continuing as of the Closing Date.

(e)           Net Product Working Capital shall not be less than an amount equal to the Applicable Net Product Working Capital Forecast Amount less $8,000,000 (eight million dollars). By way of illustration, a Net Product Working Capital of -$100 shall be less than a Net Product Working Capital of -$90.

(f)            There shall not have occurred and be continuing any changes, effects or circumstances constituting, or which would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect.

(g)           The Sellers shall have paid the Excess Cash Amount to the DIP Secured Parties.

(h)           All amounts owed to Nalproprion under the Transition Services Agreement shall have been paid.

(i)            The Sellers shall have delivered a budget estimating the funds necessary to (i) pay all professional and administrative fees accrued and unpaid owing by any of the Sellers as of the Closing Date (excluding, for the avoidance of doubt, any accrued professional and administrative fees paid in cash on the Closing Date) and (ii) to wind-down the Sellers’ estates which budget shall be in form and substance reasonably satisfactory to the Buyer and the DIP Lenders (as such budget may be amended, supplemented or otherwise modified from time to time after the Closing with the consent of the DIP Lenders in their sole discretion, the “Wind-Down Budget”) (it being understood that, subject to any consent required of the DIP Lenders, the Wind-Down Budget shall be deemed to constitute an Approved Budget as defined in and for purposes of the DIP Credit Agreement).

Article VIII
TERMINATION

Section 8.1            Termination.

(a)           This Agreement may be terminated at any time prior to the Closing (the date on which this Agreement terminates in accordance with its terms, the “Termination Date“):

(i)            by mutual written consent of the Buyer and Seller Parent;

(ii)           by either Seller Parent or Buyer, if:

(A)             any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have complied with Section 5.5; or

(B)              (1) the Auction has concluded and Buyer was not the Successful Bidder, (2) any of the Sellers enters into a definitive agreement for an Alternative Transaction or consummates any Alternative Transaction, or (3) the Bankruptcy Court enters an Order approving an Alternative Transaction or denying the Sale Motion as it relates to authorizing the Sellers to consummate the transactions contemplated pursuant to this Agreement.

(iii)          by the Buyer, if:

(A)             the Buyer is not in material breach of this Agreement and the Sellers breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(B)              any Milestone has not been satisfied; provided, that the right to terminate under this Section 8.1(a)(iii)(B) shall not be available to the Buyer if the Buyer shall have been the primary cause of the failure of such Milestone to have been satisfied;

(C)              the Closing shall not have occurred by the date that is ninety (90) days after the Petition Date (the “Outside Date“); provided, that the right to terminate under this Section 8.1(a)(iii)(C) shall not be available to the Buyer if the Buyer shall have been the primary cause of the failure of the Closing to occur on or prior to such date; provided, that notwithstanding anything to the contrary herein, under no circumstances may the Outside Date may be extended without the mutual agreement of the Parties; provided, further, that if the Outside Date would otherwise fall on a day that is not a Business Day it will fall on the next day that is a Business Day;

(D)             if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(E)              Sellers withdraw or seek authority to withdraw the Sale Motion;

(F)              the “Maturity Date” (as defined in the DIP Credit Agreement) occurs and within five (5) Business Days thereof, (A) the Sellers have not obtained replacement financing and/or (B) the Bankruptcy Court has not (1) authorized the Sellers to use cash collateral in an amount sufficient to fund the Sellers through the Closing and (2) enjoined the DIP Secured Parties from exercising remedies under the DIP Loan Documents;

(G)             for any reason ((other than as a result of the Buyer’s own breach of this Agreement or any Ancillary Agreement) including, without limitation, an order of the Bankruptcy Court), the Buyer is unable, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid any portion of the DIP Obligations or the Prepetition DDTL Obligations.

(H)             a trustee, receiver or examiner is appointed with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code;

(I)                The Sellers amend or file a motion seeking authority from the Bankruptcy Court to amend or modify this Agreement or any Ancillary Agreement unless such amendment is consistent with the Term Sheet; or

(J)                The Bankruptcy Court enters an order or grants a request to amend or modify this Agreement or any Ancillary Agreement unless such amendment or modification is consistent with the Term Sheet.

(iv)          by Seller Parent, if:

(A)             Sellers are not in material breach of this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) has rendered the satisfaction of any condition set forth in Section 7.2 impossible and (B) Buyer has failed to cure such breach within fifteen (15) days following receipt of notification thereof by Seller; or

(B)              the Closing shall not have occurred by the Outside Date; provided, that the right to terminate under this Section 8.1(a)(iv)(B) shall not be available to the Seller Parent if any Seller shall have been the cause of the failure of the Closing to occur on or prior to such date; provided, that notwithstanding anything to the contrary herein, under no circumstances may the Outside Date may be extended without the mutual agreement of the Parties; provided, further, that if the Outside Date would otherwise fall on a day that is not a Business Day it will fall on the next day that is a Business Day.

(b)               The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)(i)) shall, if such Party is Seller Parent, give prompt written notice of such termination to the Buyer, and if such Party is a Buyer, give prompt written notice of such termination to the Sellers.

Section 8.2            Effect of Termination.

(a)           In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) for the provisions of Section 3.21 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.7 relating to public announcements, Section 9.2 relating to fees and expenses, Section 9.6 relating to notices, Section 9.9 relating to third-party beneficiaries, Section 9.10 relating to governing law, Section 9.11 relating to submission to jurisdiction, Section 9.15 relating to enforcement and this Article VIII and (ii) that nothing herein shall relieve any Party from liability for Fraud or any willful and intentional material breach of this Agreement or any Ancillary Agreement; provided, that the Sellers shall not be liable for any breach of their Competing Bid Obligations.

(b)           If, following entry of the Sale Procedures Order, this Agreement is terminated in the circumstances set forth in Section 8.3(a), then the Sellers, jointly and severally, shall pay to Buyer the Expense Reimbursement Amount, as applicable, subject to and in accordance with Section 8.3(a) and Section 8.3(b), and Buyer’ right to enforce payment thereof shall survive the termination of this Agreement.

Section 8.3            Expense Reimbursement Amount.

(a)           If this Agreement is terminated in accordance with the terms set forth in Section 8.1(a)(ii)(B) or Section 8.1(a)(iii)(A), then the Sellers, jointly and severally, shall pay to the Buyer in cash not later than two (2) Business Days following receipt of documentation supporting the request for reimbursement of out-of-pocket costs, fees and expenses, an amount equal to the reasonable and documented out-of-pocket costs, fees and expenses incurred by the Buyer and its Affiliates (including fees and expenses of legal, accounting and financial advisors) in connection with the development, execution, delivery and approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby in an amount not to exceed $1.134 million ($1,134,000.00) (the “Expense Reimbursement Amount“), in each case by wire transfer of immediately available funds to an account specified by the Buyer to the Sellers in writing. The Sellers’ obligation to pay the Expense Reimbursement Amount pursuant to the terms of this Section 8.3(a) shall be subordinate and junior in all respects to the DIP Superpriority Claims, the DIP Obligations, any and all Encumbrances securing the DIP Obligations. The Sellers’

obligation under this Agreement to pay the Expense Reimbursement Amount shall be without prejudice to, and shall not be construed as a limitation of or cap on, any obligation of any Seller to otherwise reimburse or pay the fees and expenses of the Buyer or any of its Affiliates under any Order of the Bankruptcy Court, other contract or by operation of law.

(b)           The obligations of the Sellers to pay the Expense Reimbursement Amount as provided herein shall be entitled to superpriority administrative expense status pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, senior to all other general administrative expense claims and superpriority administrative expense claims granted such status pursuant to Sections 503(b)(1) and 507(a)(2) (but subordinate and junior in all respects to the DIP Superpriority Claims), in the Bankruptcy Case.

(c)           The Sellers agree and acknowledge that the Buyer’s due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by the Buyer and their Affiliates, and that such due diligence, efforts, negotiation, and execution have provided value to the Sellers and, in the Sellers’ reasonable business judgment, is necessary for the preservation of the value of the Sellers’ estates. The Sellers further agree and acknowledge that the Expense Reimbursement Amount is reasonable in relation to Buyer’ efforts, Buyer’ lost opportunities from pursuing this transaction, and the magnitude of the transactions contemplated hereby. The provision of the Expense Reimbursement Amount is an integral part of this Agreement, without which the Buyer would not have entered into this Agreement. The Sellers’ obligation to pay the Expense Reimbursement Amount shall be joint and several among the Sellers. The parties agree and understand that in no event shall the Sellers be required to pay the Expense Reimbursement Amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, other than in the case of Fraud or willful and intentional material breach of this Agreement or any Ancillary Agreement by a Seller, the payment of the Expense Reimbursement Amount from or on behalf of the Sellers in the circumstances in which it is payable shall be the sole and exclusive remedy of the Buyer against the Sellers and their Affiliates and none of the Sellers or any of their respective Affiliates shall have any further liability or obligation (whether at law, or equity, in contract, in tort or otherwise) in connection with this Agreement’s termination.

Article IX
GENERAL PROVISIONS

Section 9.1            Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the Sellers and the Buyer contained in this Agreement and the Ancillary Agreements and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing, and after the Closing no Party shall make any claim whatsoever for any breach of or inaccuracy in any such representation, warranty or covenant hereunder, subject to Section 8.2 and Section 8.3; provided that, subject to Section 8.2, this Section 9.1 shall not limit any covenant or agreement of the Parties that by its terms requires performance after the Closing.

Section 9.2            Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other and Section 8.3.

Section 9.3            Transition of Permits. To the extent that the Buyer has not obtained all of the Permits that are necessary for the Buyer to take title to all of the Transferred Assets at the Closing and thereafter operate all aspects of the Business at the Closing, Sellers shall, to the extent permitted by applicable Laws, use reasonable best efforts to maintain after the Closing such Permits that the Buyer reasonably request, at the Buyer’ sole expense, until the Buyer has obtained such Permits.

Section 9.4            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 9.5            Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 9.6            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the day of transmission if sent via e-mail transmission to the e-mail address(es) given below during regular business hours on a Business Day and, if not, then on the following Business Day or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)		if to the Sellers, to:

c/o Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, NJ 07960
Attention: General Counsel
with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Michael Davis, Eli Vonnegut
E-mail: michael.davis@davispolk.com; eli.vonnegut@davispolk.com

(ii)		if to the Buyer, to:

Currax Holdings LLC
c/o Highbridge Capital Management, LLC
Attention: Damon Meyer
E-mail: damon.meyer@highbridge.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York City, NY 10036
	Attention:	Lisa Laukitis
Laura P. Knoll
	Facsimile:	(917) 777 3290
(617) 305-4816
	E-mail:	lisa.laukitis@skadden.com
laura.knoll@skadden.com

Section 9.7            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule or the Disclosure Letter are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit, Schedule or the Disclosure Letter but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein and the Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. When calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar days of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. For purposes of this Agreement, if the Sellers or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Sellers and located at www.intralinks.com prior to the date of the Original Agreement, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to Buyer by the Sellers if the Buyer or its Representatives have access to such document prior to the execution of this Agreement.

Section 9.8            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the Parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 9.9            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including employees of the Sellers) other than (i) the Parties and their respective successors and permitted assigns, and (ii) the DIP Secured Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10        Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and all Actions arising out of or relating to this Agreement or the transactions contemplated hereby (including those in contract or tort) shall be governed by, and construed in accordance with the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.11        Submission to Jurisdiction. Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (x) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding; provided, however, that, if the Bankruptcy Case is closed, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns shall be heard and determined in a Delaware state court or a federal court sitting in Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12        Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, the information and disclosures contained in any Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other Disclosure Letter as though fully set forth in such Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face. The information contained in this Agreement and in the Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.13        Personal Liability; Non-recourse. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Sellers or the Buyers or any officer, director, employee, Representative or investor of any Party hereto. The Sellers covenant, agree and acknowledge that, except for the express obligations of the Commitment Parties and any Permitted Commitment Party Assignee under the Commitment Letters and the obligations of Buyer under this Agreement and any Ancillary Agreement, in each case on the terms and subject to the conditions set forth herein and therein, no Commitment Party Related Person has any obligation under the Commitment Letters, this Agreement or any document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby and, notwithstanding that a Commitment Party may be a partnership or limited liability company, no recourse under the Commitment Letters, this Agreement or any document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall be had against any Commitment Party Related Person, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Commitment Party Related Person, as such, for any obligations of the Commitment Parties under the Commitment Letters or of Buyer under this Agreement or any documents or instruments delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby, or for any claim based on, in respect of, or by reason of such obligation or their creation. For purposes of this Agreement, “Commitment Party Related Person“ means (i) any Permitted Commitment Party Assignee (as defined in the respective Commitment Letter), (ii) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of a Commitment Party or any Permitted Commitment Party Assignee or (iii) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, or Affiliate of any of the Persons referred to in clause (ii) above.

Section 9.14        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Seller without the prior written consent of the Buyer, and by the Buyer without the prior written consent of Seller Parent, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Notwithstanding the foregoing, Buyer may, assign any of its rights and/or obligations under this Agreement to any of its Affiliates, subject to Buyer providing evidence reasonably satisfactory to Seller Parent that any such assignee has the ability to fully discharge perform and discharge the obligations of the assignor hereunder; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.15        Enforcement. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with their specified terms or are otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (and, subject to Article VIII, the Seller Parent shall be entitled to an injunction to cause each of the Commitment Parties to perform its obligations under its Commitment Letter subject to the terms and conditions of the applicable Commitment Letter. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Any party entitled to (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) enforce specifically the terms and provisions of this Agreement; or (iii) other equitable relief, in each case, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 9.16        Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.17        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.18        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.19        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.20        Facsimile or ..pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.21        Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 9.22        Damages Limitation. The Parties hereto expressly acknowledge and agree that no Party hereto shall have any liability under any provision of this Agreement for any special, incidental, consequential, exemplary or punitive damages (other than special, incidental or consequential damages to the extent reasonably foreseeable) relating to the breach or alleged breach of this Agreement.

Section 9.23        Bulk Sales. Notwithstanding any other provisions in this Agreement, the Buyer and the Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar Laws that may be applicable with respect to the sale and transfer of any or all of the Transferred Assets to the Buyer.

Section 9.24        No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 9.25        Conflicts; Privileges.

(a)         It is acknowledged by each of the parties that the Sellers have retained Davis Polk & Wardwell LLP (“Davis Polk“) to act as its counsel in connection with this Agreement and the transactions contemplated hereby (the “Current Representation“), and that no other party has the status of a client of Davis Polk for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that after the Closing, Davis Polk may represent Sellers or any of their Affiliates or any of their respective shareholders, partners, members or representatives (any such Person, a “Designated Person“) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer or any of its Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer or any of its Affiliates, and even though Davis Polk may have represented Buyer in a substantially related matter, or may be representing Buyer in ongoing matters. Buyer hereby waives and agrees not to assert (1) any claim that Davis Polk has a conflict of interest in any representation described in this Section or (2) any confidentiality obligation with respect to any communication between Davis Polk and any Designated Person occurring during the Current Representation.

(b)         Buyer hereby agrees that as to all communications (whether before, at or after the Closing) between Davis Polk and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, the Current Representation belong to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its representatives and Buyer hereby agrees that it shall not seek to compel disclosure to Buyer or any of its Representatives of any such communication that is subject to attorney client privilege, or any other evidentiary privilege.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CURRAX HOLDINGS LLC

By:	/s/ Jason Hempel
	Name:	Jason Hempel
	Title:	Authorized Representative

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX IRELAND LIMITED

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX HOLDCO 3, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX SLEEP, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX MANUFACTURING, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX THERAPEUTICS, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYPRESS PHARMACEUTICALS, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX HOLDCO 1, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX HOLDCO 2, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESPICOPEA, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MACOVEN PHARMACEUTICALS, L.L.C.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Chairman & CEO

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GAINE, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HAWTHORN PHARMACEUTICALS, INC.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

[Signature Page to Amended and Restated Asset Purchase Agreement]